Exhibit 2.1

PURCHASE AND SALE AGREEMENT

dated as of

August 3, 2019

by and between

OCCIDENTAL PETROLEUM CORPORATION

and

TOTAL S.A.

i

Table of Contents
(Continued)

Table of Contents
(Continued)

EXHIBITS

Exhibit A – Definitions

Exhibit B – Transferred Companies

Exhibit C – Allocation Schedule

Exhibit D – Illustrative Closing Statement

Exhibit E – Transition Services Term Sheet

DEFINED TERMS

TERM	SECTION
2018 Financial Statements	Exhibit A
2019 Bonuses	Section 6.3(g)(v)
Acquired Business	Recitals
Acquired Business Employee	Exhibit A
Acquired Business Material Adverse Effect	Section 3.1
Adjustment Notice	Section 2.5(b)
Affiliate	Exhibit A
Agreement	Preamble
Algeria Business	Exhibit A
Alternative Transaction	Section 7.7
Anti-Corruption Laws	Section 3.14(d)(i)
Anti-Discrimination Laws	Section 3.12(i)
Assumed Benefit Plans	Exhibit A
Benefit Plans	Section 3.12(a)
Business Day	Section 11.14
Buyer	Preamble
Buyer Indemnitees	Section 1.3
Buyer Material Adverse Effect	Section 4.1
Buyer Release Parties	Section 5.6
Buyer Retention Payment	Section 6.3(f)(ii)
Capital Budget	Section 5.1(b)(vi)
Cash	Exhibit A
Change of Control Contracts	Section 6.3(e)
Change of Control Plan	Section 6.3(e)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Financial Statements	Exhibit A
Closing Notice	Section 2.5(a)
Closing Payment	Section 2.5(a)
Closing Statement	Section 2.5(a)
Code	Section 3.11
Collective Bargaining Agreement	Exhibit A
Companies	Recitals
Company Balance Sheet	Exhibit A
Company Benefit Plans	Section 3.12(a)
Company Disclosure Schedules	Article III
Company Environmental Permits	Section 3.15(a)
Company Intellectual Property	Section 3.19(a)
Company Pension Plan	Section 3.12(e)
Company Securities	Section 3.5
Confidential Information	Section 7.8
Confidentiality Agreement	Section 7.3
Contract	Section 3.18(a)

TERM	SECTION
Contribution	Exhibit A
Creditors’ Rights	Section 3.2(a)
Deferred Business	Section 2.7(a)
Deferred Business Walk-Away Date	Section 2.7(g)
Deferred Entity	Exhibit A
Deferred Purchase Price	Section 2.7(f)(ii)
Deferred Transfer	Section 2.7(f)(i)
Deferred Transfer Condition	Section 2.7(a)
Deferred Transfer Date	Section 2.7(f)(i)
Delaware Court	Section 11.8
Dispute Auditor	Section 2.5(b)(i)(2)
Dispute Items	Section 2.5(b)(i)(2)
E&P Assets	Section 5.1(b)(viii)
Economic Effective Time	Exhibit A
Economic Sanctions/Trade Laws	Section 3.14(d)(ii)
Effect	Section 3.1
End Date	Section 9.1(b)
Environmental Laws	Section 3.15(b)
Equity Assignment Documents	Section 2.2(a)(i)
ERISA	Section 3.12(a)
ERISA Affiliate	Section 3.12(d)
Estimated Deferred Purchase Price	Section 2.7(f)(iii)
Exchange Act	Exhibit A
Excluded Assets and Liabilities	Section 1.3(a)
Excluded Contribution	Exhibit A
Filing Party	Section 10.1(b)
Final Deferred Purchase Price	Section 2.7(f)(iv)
Final Purchase Price	Section 2.5(b)
Financial Advisors	Section 3.20
GAAP	Exhibit A
Ghana Business	Exhibit A
Government Official	Section 3.14(a)
Guarantee Obligation	Section 7.11
Hazardous Substance	Section 3.15(b)
Hydrocarbon Contract	Section 3.17(a)
Hydrocarbons	Section 3.17(a)
Included Assets and Liabilities	Section 1.3(b)
Indebtedness	Exhibit A
Indemnified Liabilities	Section 6.2(a)
Indemnified Persons	Section 6.2(a)
Intellectual Property	Section 3.19(a)
JVs	Recitals
Leakage	Exhibit A
Lien	Section 3.4
Material Contract	Section 3.18(b)

v

TERM	SECTION
Merger	Recitals
Merger Agreement	Recitals
Merger Subsidiary	Recitals
Money Laundering Laws	Section 3.14(d)(iii)
Mozambique Business	Exhibit A
OFAC	Section 3.14(d)(ii)
Offer Employee	Section 6.3(c)
Parent	Preamble
Parent Release Parties	Section 5.6
Parties	Preamble
Payee	Section 2.6
Payoff Letters	Section 5.3
Permitted Leakage	Exhibit A
Person	Exhibit A
Personal Data	Section 3.19(b)
Post-Closing Statement	Section 2.5(b)
Privacy Policies	Section 3.19(b)
Proceeding	Section 6.2(a)
Purchase Price	Section 2.1
Release	Section 3.15(b)
Relevant Business	Exhibit A
Restricted Cash	Exhibit A
Sanctions Target	Section 3.14(d)(iv)
SEC	Exhibit A
Securities Act	Exhibit A
Seller	Recitals
Seller Indemnitees	Section 1.3(b)
Seller Parties	Recitals
Seller SEC Documents	Exhibit A
Shared Contract	Exhibit A
Shared Transfer Taxes	Section 10.1(a)(ii)
South Africa Business	Exhibit A
Specified Indebtedness	Section 5.3
Subsidiary	Section 3.6(a)
Tax Proceeding	Section 3.11
Tax Returns	Section 3.11
Taxes	Section 3.11
Transaction Expenses	Exhibit A
Transactions	Recitals
Transfer Taxes	Section 10.1(a)(i)
Transfer Time	Section 6.3(c)
Transferred Companies	Recitals
Transferred Company Interests	Recitals
Transferred Company Securities	Section 3.6(b)

TERM	SECTION
Transferred Employee	Section 6.3(j)
Transferred HR Liabilities	Section 6.3(g)(vi)
Transferred Interests	Recitals
Transferred Interests Sale	Recitals
Transferred JV Interests	Recitals
Transferred Subsidiaries	Recitals
Transition Services Agreement	Section 7.14
Treasury Regulations	Exhibit A
Unadjusted Purchase Price	Section 2.1
Unadjusted Purchase Price Allocation	Section 2.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 3, 2019, is by and between Occidental Petroleum Corporation, a Delaware corporation (“Parent”), and Total S.A., a French société anonyme (“Buyer” and, together with Parent and Seller, the “Parties”).

W I T N E S S E T H:

WHEREAS, on May 9, 2019, Parent, Baseball Merger Sub 1, Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and Anadarko Petroleum Corporation, a Delaware corporation (“Seller”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary will be merged with and into Seller (the “Merger”) with Seller surviving the Merger as a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Anadarko Offshore Holding Company, LLC, Anadarko Mauritius Holdings Limited and Kerr-McGee Worldwide Corporation (collectively with Seller, the “Seller Parties”) own (i) all of the outstanding equity of each of the entities listed on Exhibit B(I) to this Agreement (such entities, the “Companies” and all outstanding equity of the Companies, the “Transferred Company Interests”) and (ii) certain equity interests in the JVs as indicated in Exhibit B(III) (such equity interests, the “Transferred JV Interests” and, together with the Transferred Company Interests, the “Transferred Interests”);

WHEREAS, the Companies own all of Seller and its Affiliates’ interest in the equity interests of each of the entities (i) listed on Exhibit B(II) to this Agreement (such entities, the “Transferred Subsidiaries,” and together with the Companies, the “Transferred Companies”) and (ii) listed on Exhibit B(III) to this Agreement (such entities, the “JVs”);

WHEREAS, the ownership and operation of all of the assets, liabilities, businesses and operations of Seller and its Affiliates in each of Algeria, Ghana, Mozambique and South Africa (including the ownership of the Transferred Companies) shall constitute an “Acquired Business” and together shall constitute the “Acquired Businesses”; and

WHEREAS, Parent desires to sell, or cause to be sold, and Buyer desires to purchase, the Acquired Businesses through the acquisition of the Transferred Interests on the terms and subject to the conditions set forth in this Agreement (the “Transferred Interests Sale” and together with all other transactions contemplated by this Agreement, the “Transactions”) as promptly as practicable after consummation of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1          Purchase and Sale of Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall cause each of the Seller Parties to sell, convey, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Seller Parties, the Transferred Interests (subject to Section 2.7) free and clear of any Liens (other than restrictions on transfer that may be imposed by applicable law or the organizational documents of the Companies or the applicable JVs or Liens incurred solely as a result of actions taken by Buyer and its Affiliates.

Section 1.2          Closing.  The closing of the Transactions (the “Closing”) shall take place (i) at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York, 10019 or remotely by exchange of documents and signatures (or their electronic counterparts), as soon as practicable on the second (2nd) Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement, subject to Section 2.7, or (ii) at such other place and time as the Buyer and Parent may agree in writing (the “Closing Date”).

Section 1.3          Certain Assets and Liabilities.

(a)          Notwithstanding anything to the contrary in this Agreement, the Transferred Companies shall not include any assets, rights, obligations and liabilities that are not primarily related to the Acquired Businesses (the “Excluded Assets and Liabilities”).  Prior to the Closing, Parent shall use reasonable best efforts to (a) cause the Transferred Companies to transfer or distribute to Seller or any of its Affiliates (other than the Transferred Companies) or (b) cause Seller or any of its Affiliates (other than the Transferred Companies) to assume, as applicable, all right, title and interest in and to and all obligations under the Excluded Assets and Liabilities held by the Transferred Companies, in each case, with economic effect as of December 31, 2018, via one or more steps, pursuant to instruments reasonably satisfactory to Buyer in each case at Parent’s sole cost and expense, including any Taxes (which instruments shall in any event provide that any such transfer or distribution shall be made without any representation or warranty on an “AS IS WHERE IS” basis and the assignee thereunder assumes all obligations and liabilities with respect to the Excluded Assets and Liabilities).  From and after the Closing, except as otherwise contemplated in this Agreement, Parent shall defend, indemnify and hold Buyer and each of its Affiliates (including the Companies and the Transferred Subsidiaries), and each of their respective officers, managers, directors, employees and agents (collectively, the “Buyer Indemnitees”), harmless from and against, and pay to the applicable Buyer Indemnitees the amount of, any and all losses arising out of, based upon, attributable to or resulting from the Excluded Assets and Liabilities, whether arising before, at or after the Economic Effective Time.

(b)          Notwithstanding anything to the contrary in this Agreement, the Transferred Companies shall include (i) any assets, rights, obligations and liabilities of Seller and its Affiliates that are primarily related to the Acquired Businesses and (ii) the Transferred HR Liabilities

(clauses (i) and (ii), collectively, the “Included Assets and Liabilities”).  Prior to the Closing, Parent shall use reasonable best efforts to (a) transfer or distribute to the appropriate Transferred Company or (b) cause the appropriate Transferred Company to assume, as applicable, all right, title and interest in and to and all obligations under the Included Assets and Liabilities held by Seller or its Affiliates (other than the Transferred Companies), in each case, with economic effect as of December 31, 2018, via one or more steps, pursuant to instruments reasonably satisfactory to Buyer (which instruments shall in any event provide that any such transfer or distribution shall be made without any representation or warranty on an “AS IS WHERE IS” basis and the assignee thereunder assumes all obligations and liabilities with respect to the Included Assets and Liabilities).  All fees, Taxes and other costs incurred by Parent, Seller, their Affiliates or the Transferred Companies in connection with such transfer, distribution and/or assumption shall be deemed to constitute Shared Transfer Taxes.  From and after the Closing, except as otherwise contemplated in this Agreement, Buyer shall defend, indemnify and hold Parent, Seller and each of their respective Affiliates, and each of their respective officers, managers, directors, employees and agents (collectively, the “Seller Indemnitees”) harmless from and against, and pay to the applicable Seller Indemnitees the amount of, any and all losses arising out of, based upon, attributable to or resulting from the Included Assets and Liabilities, whether arising before, at or after the Economic Effective Time.

ARTICLE II

PURCHASE PRICE

Section 2.1          Purchase Price.  The purchase price for the Acquired Businesses shall be Eight Billion Eight Hundred Million Dollars ($8,800,000,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as so adjusted, the “Purchase Price”).

Section 2.2          Certain Closing Deliverables.  At the Closing:

(a)          Parent shall deliver or cause to be delivered to Buyer the following:

(i)          valid instruments of assignment or transfer of the Transferred Interests to Buyer (in form and substance reasonably acceptable to Buyer), free and clear of all Liens (other than restrictions on transfer that may be imposed by applicable law or the organizational documents of the Companies or the applicable JVs or Liens incurred solely as a result of actions taken by Buyer and its Affiliates), duly executed by the applicable Seller Parties and, to the extent required under local law, notarized and/or copies of any relevant corporate approval(s) and formalities, stamp duty document(s) (including but not limited to stamp duty certificate(s) and executed working sheets), original share certificate(s) and/or new share certificate(s) (duly executed by the applicable Seller Parties, Transferred Companies or JVs, as the case may be) which are required to effect the assignment or transfer of the Transferred Interests to Buyer (in form and substance reasonably acceptable to Buyer) and the relevant business profile(s) or search extract(s) and register(s) or ledgers(s) of members evidencing the assignment or transfer of the relevant Transferred Interests to Buyer (collectively, the “Equity Assignment Documents”);

(ii)          a counterpart of the Transition Services Agreement, duly executed by Parent or its applicable Affiliate;

(iii)          any forms or certificates required to be provided pursuant to Section 2.6(b)(iii);

(iv)          copies of any executed Payoff Letters required to be delivered in accordance with Section 5.3 and any customary evidence of the release of Liens and guarantees required to be delivered in accordance with Section 5.3;

(v)          the officer’s certificate required to be delivered pursuant to Section 8.2(b); and

(vi)          unless otherwise requested by Buyer, resignation letters, in form and substance reasonably satisfactory to Buyer, from the directors and officers of each of the Transferred Companies and any directors and officers designated to each of the JVs by Seller or any of its Affiliates, in each case that are not Acquired Business Employees.

(b)          Buyer shall deliver or cause to be delivered to Parent the following:

(i)          the Closing Payment, as specified in the Closing Statement, and, if applicable, subject to the offset referred to in Section 5.8, by wire transfer of immediately available funds, to the account or accounts as directed by Parent in the Closing Statement;

(ii)          duly executed counterparts of the Equity Assignment Documents to the extent required by applicable laws or otherwise necessary to validly transfer title in and to the Transferred Interests;

(iii)          a counterpart of the Transition Services Agreement, duly executed by Buyer or its applicable Affiliate; and

(iv)          the officer’s certificate required to be delivered pursuant to Section 8.3(b).

Section 2.3          Allocation of Purchase Price.  The Unadjusted Purchase Price shall be allocated in accordance with the allocation schedule attached hereto as Exhibit C (such allocations, the “Unadjusted Purchase Price Allocations”).  If any adjustment is made to the Unadjusted Purchase Price pursuant to Section 2.4 or Section 2.5 then the Unadjusted Purchase Price Allocations shall each be revised to reflect such adjustment; provided, that any such adjustment shall be allocated to the portion of the Acquired Businesses to which such adjustment relates.

Section 2.4          Adjustments to Purchase Price. The Unadjusted Purchase Price shall be adjusted as of the Closing pursuant to Section 2.5(a) and, after the Closing, pursuant to Section 2.5(b), in accordance with the following:

(a)          decreased by the Unadjusted Purchase Price Allocation of any Deferred Business that is retained by Parent, Seller or their respective Affiliates pursuant to Section 2.7 and;

(b)          increased by an amount equal to Cash, plus the amount of any Restricted Cash that, at any time prior to the ninetieth (90th) day following the Closing Date, (i) no longer constitutes Restricted Cash or (ii) was otherwise used at or prior to such date;

(c)          decreased by the principal amount of all Indebtedness and all prepayment penalties, premiums, fees and other similar costs and expenses due and owing in connection with the repayment of the Specified Indebtedness (solely to the extent such Specified Indebtedness was outstanding as of the Economic Effective Time) in accordance with the Payoff Letters;

(d)          decreased by the aggregate amount of Leakage;

(e)          increased by the aggregate amount of Contributions;

(f)          increased by the excess (if any) of the aggregate amount of (i) all intercompany receivables of Seller and its Affiliates (other than the Transferred Companies) from the Acquired Businesses as of the Closing Date over (ii) all intercompany obligations of Seller and its Affiliates (other than the Transferred Companies) to the Acquired Businesses as of the Closing Date, which net receivable is assigned to Buyer in accordance with Section 5.7; and

(g)          decreased by the excess (if any) of the aggregate amount of (i) all intercompany obligations of Seller and its Affiliates (other than the Transferred Companies) to the Acquired Businesses as of the Closing Date over (ii) all intercompany receivables of Seller and its Affiliates (other than the Transferred Companies) from the Acquired Businesses as of the Closing Date, which net payable is assigned to Buyer in accordance with Section 5.7.

In calculating the adjustment to the Unadjusted Purchase Price pursuant to this Section 2.4, solely for purposes of applying clauses (b) through (g), “Transferred Companies” will be deemed not to include any Deferred Entity.

Section 2.5          Closing Payment and Post-Closing Purchase Price Adjustments.

(a)          Not later than five (5) Business Days prior to the Closing Date, Parent shall prepare and deliver to Buyer: Parent’s estimate of the Purchase Price as adjusted pursuant to Section 2.4 substantially in the form of the Illustrative Closing Statement set forth on Exhibit D (together with supporting documentation reasonably necessary for Buyer to verify such estimate, the “Closing Notice”).  Buyer shall have two (2) Business Days from receipt thereof to review the Closing Notice. On the day following expiration of such two (2) Business Day review period, Buyer shall submit to Parent a written report containing any changes Buyer proposes to be made to the Closing Notice which Parent shall consider in good faith. Parent and Buyer shall agree with respect to any such changes to the Closing Notice no later than two (2) Business Days prior to the Closing; provided, however, if Parent and Buyer are unable to agree, then, subject to Section 2.5(b), Parent’s determination shall be used for purposes of the payment to be made at the Closing (the Closing Notice as so updated, the “Closing Statement”). The estimated Purchase Price as set forth in the Closing Statement shall constitute the “Closing Payment”.

(b)          As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Parent the following (the “Post-Closing Statement”): (i) the Closing Date Financial Statements (together with supporting documentation reasonably necessary for Parent to verify such financial statements) and (ii) Buyer’s calculation of the Purchase Price as adjusted pursuant to Section 2.4 substantially in the form of the Illustrative Closing Statement set forth on Exhibit D (the “Final Purchase Price”). As soon as reasonably practicable but not later than sixty (60) days following receipt of the Post-Closing Statement, Parent shall deliver to Buyer a written report (an “Adjustment Notice”) containing any changes Parent proposes be made in such statement.  Parent shall be deemed to have accepted and agreed to all items in the Post-Closing Statement other than such matters that are proposed to be changed in the Adjustment Notice.  The Parties shall undertake to agree on the Final Purchase Price no later than thirty (30) days after delivery of any Adjustment Notice.

(i)          If the Final Purchase Price is:

(1)          mutually agreed upon in writing by Parent and Buyer during such thirty (30) day period (or such longer period as mutually agreed by Parent and Buyer), the Final Purchase Price as so agreed shall be conclusive and binding on the Parties; or

(2)          not mutually agreed upon by Parent and Buyer during such thirty (30) day period (or such longer period as mutually agreed by Parent and Buyer), then Deloitte & Touche LLP (the “Dispute Auditor”) shall resolve such objections contained in the Adjustment Notice that remain in dispute (the “Dispute Items”). Should Deloitte & Touche LLP fail or refuse to agree to serve as Dispute Auditor within ten (10) days after written request from any Party to serve, and the Parties fail to agree in writing on a replacement Dispute Auditor within five (5) days after the end of that ten (10) day period, or should no replacement Dispute Auditor agree to serve within fifteen (15) days after the original written request pursuant to this sentence, the Dispute Auditor shall be appointed by the New York office of the American Arbitration Association.  In connection with the engagement of the Dispute Auditor, Parent and Buyer shall execute such engagement, indemnity and other agreements as the Dispute Auditor shall require as a condition to such engagement.  The Dispute Auditor shall determine the Dispute Items and the resulting Final Purchase Price as promptly as reasonably practicable after the Dispute Items are submitted to it, but in any event within thirty (30) days after the Dispute Items are submitted to it.  If any Dispute Items are submitted to the Dispute Auditor for resolution, (A) Buyer and Parent shall furnish to the Dispute Auditor such workpapers and other documents and information relating to such objections as the Dispute Auditor may request and are reasonably available to that Party (or its independent public accountants or other representatives) and will be afforded the opportunity to present to the Dispute Auditor any material relating to the determination of the matters in dispute and to discuss such determination with the Dispute Auditor, (B) the Dispute Auditor shall not assign a value to any item in dispute that is greater than the greatest value for such item claimed by Parent (in the Adjustment Notice) or Buyer (in the Post-Closing Statement) or less than the smallest value for such item claimed by Parent (in the Adjustment Notice) or Buyer (in the Post-Closing Statement), (C) the determination by the Dispute Auditor of the Dispute Items and the resulting Final Purchase Price, as set forth in a written notice delivered to Buyer and Parent by the Dispute Auditor, shall be made in accordance with this Agreement and, absent manifest error, shall be binding and conclusive on the Parties and (D) the Dispute Auditor shall act as an expert and not an arbitrator, and shall resolve only the Dispute Items.  Buyer and Parent shall each bear their own legal fees and other costs in connection with any such objection and the fees and expenses of the Dispute Auditor shall be paid by the Parties in inverse proportion to the relative success of their claims.  Notwithstanding anything in this Agreement to the contrary, the Dispute Auditor and procedures set forth herein shall be the sole method for resolving any disputes regarding the calculation of the Final Purchase Price and the provisions of this Section 2.5.

(ii)          Following the final determination of the Final Purchase Price pursuant to Section 2.5(b):

A.          if the Final Purchase Price is less than the Closing Payment, then an amount equal to such difference shall be paid by, or caused to be paid by, Parent to Buyer; or

B.          if the Final Purchase Price is greater than the Closing Payment, then an amount equal to such difference shall be paid by Buyer to Parent.

Any amounts payable pursuant to this Section 2.5(b) shall be paid within five (5) Business Days of the date such amounts are finally determined in accordance with this Section 2.5(b) by wire transfer of immediately available funds to the account designated by the receiving party in writing at least two (2) Business Days before such payment is due.

(c)          Parent and Seller shall assist Buyer in preparation of the Post-Closing Statement (including with respect to the components of the Final Purchase Price) and the Closing Date Financial Statements under Section 2.5(b) by providing reasonable access to Buyer and its representatives to the Seller’s and its Affiliates’ work papers relating thereto and relating to Parent’s preparation and calculation of the Closing Statement and the estimated Purchase Price.  In addition, Parent and the Seller Parties shall promptly, and in any event within such time frame as reasonably required by Buyer, make available during normal business hours the individuals in its and its Subsidiaries’ employ responsible for and knowledgeable about the information referred to in the preceding sentence to respond to the reasonable inquiries of, or reasonable requests for information by, Buyer or its representatives.

Section 2.6          Withholding Rights.

(a)          Buyer shall be entitled to deduct and withhold from any amounts otherwise payable to any Person (a “Payee”) pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax laws.  Except with respect to withholding Tax imposed under South African law at a rate of 10% (which shall constitute a Shared Transfer Tax), (i) Buyer and Parent each represents and warrants to the other Party that it is not aware of any deduction or withholding required to be made on any amounts payable to a Payee under this Agreement under any provision of federal, state, local or foreign Tax laws and (ii) if either Buyer or Parent becomes aware that any such deduction or withholding is required to be made it will promptly notify the other Party.

(b)          In the event that Buyer determines that any amounts payable to a Payee under this Agreement would be subject to deduction or withholding under any provision of federal, state, local or foreign Tax laws, (i) Buyer shall promptly, but in no event less than five (5) Business Days prior to the date on which such payment is due, notify Parent of such determination, (ii) Buyer and Parent shall each use reasonable best efforts so that any payment required to be made pursuant to this Agreement shall be made with no such deduction or withholding, including, in respect of Buyer, by making any such payments through an Affiliate of Buyer, and (iii) Parent shall reasonably cooperate with Buyer’s efforts pursuant to clause (ii) of this Section 2.6(b), including by using reasonable best efforts to provide, to the extent it is legally able to do so, any forms or certificates necessary to eliminate such deduction or withholding.

(c)          To the extent that such amounts are so deducted or withheld by Buyer, (i) such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the holders of the Transferred Interests in respect of which such deduction or withholding was made by Buyer, (ii) such deducted or withheld amounts shall be paid over to the applicable governmental body, agency, authority or entity, (iii) Buyer shall cause to be timely provided to the Payee a certificate, receipt or other documentation reasonably satisfactory to the Payee evidencing such deduction or withholding and remittance and (iv) to the extent the amount of such deduction or withholding is increased as a result of an assignment by Buyer pursuant to Section 11.6 of this Agreement, Buyer shall cause to be paid such additional amounts as are necessary to cause the Payee to receive (without regard to clause (i) of this Section 2.6(c)) the amount such Payee would have received had the original payment been made by Buyer (taking into account the amount (if any) that would have been deducted or withheld if the payment was made by Buyer).

Section 2.7          Deferred Transfers.

(a)          Deferred Businesses.  If on the Closing Date, all conditions set forth in Article VIII have been fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the Closing) other than the condition set forth in Section 8.1(b) and the condition in Section 8.1(b) has not been satisfied as the result of a failure to receive any of the approvals listed in Section 8.1(b) of the Company Disclosure Schedules, then the Parties agree, to the extent permitted by law, to consummate the Transactions only in relation to the Acquired Businesses for which all applicable approvals required pursuant to Section 8.1(b) have been received, so long as such approvals have been received with respect to at least one of the Algeria Business or the Mozambique Business.  Any Acquired Business that the Parties are unable to close on the Closing Date in accordance with the first sentence of this Section 2.7(a), shall be deemed a “Deferred Business” and any condition set forth in Section 8.1(b) of the Company Disclosure Schedules relating to each Deferred Business that is unable to be fulfilled or waived on the Closing Date shall be deemed a “Deferred Transfer Condition” with respect to such Deferred Business.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that either the Mozambique Business or the Algeria Business is a Deferred Business, then Buyer may, in its sole discretion, elect to treat the Ghana Business as a Deferred Business, and if Buyer so elects, the Deferred Transfer of the Ghana Business shall not occur until the satisfaction or waiver of the Deferred Transfer Conditions with respect to the Mozambique Business or the Algeria Business, as applicable.

(b)          Exclusion of Deferred Entities.  Notwithstanding anything to the contrary in this Agreement, if any Acquired Business is a Deferred Business on the Closing Date, any Deferred Entities relating to such Deferred Business (and any Included Assets and Liabilities relating to the Deferred Business) shall not be transferred to the Buyer at the Closing, and instead shall be retained by the Seller Parties, subject to the terms set forth in this Section 2.7.  To the extent necessary to facilitate the acquisition of Transferred Companies that are not Deferred Entities, Parent shall take all action necessary, at its sole expense, including any Taxes, to move or transfer the ownership of any Deferred Entity (and any Included Assets and Liabilities relating to the Deferred Business) to a Seller Party that is not a Transferred Company (unless such Transferred Company is also a Deferred Entity). Any references in this Section 2.7 to a Deferred Entity shall also apply to the Included Assets and Liabilities related to the associated Deferred Business.

(c)          Management of Deferred Entities.  Between the Closing Date and the applicable Deferred Transfer Date, except as otherwise required by applicable law or Contract or as otherwise directed by Buyer: (i) each Deferred Entity shall be operated in the ordinary course, consistent with past practice (except as expressly set forth in this Section 2.7) and (ii) the covenants contained in Section 5.1 of this Agreement will continue to apply to the Seller Parties with respect to each Deferred Entity.

(d)          Satisfaction of Deferred Transfer Conditions.  Following the Closing, each of the Parties shall use their reasonable best efforts to cause each of the Deferred Transfer Conditions to be satisfied as promptly as practicable; provided, however, that Buyer, Parent and the Seller Parties shall continue to be primarily responsible for the work relating to the Deferred Transfer Conditions for which such party was the primary responsible party prior to the Closing.  The Parties shall also provide to each other such assistance as is reasonably requested in the satisfaction of any Deferred Transfer Condition for which the other group may be primarily responsible.  For the avoidance of doubt, none of the conditions to Closing set forth in Article VIII of this Agreement shall apply to any Deferred Transfer.

(e)          [Reserved].

(f)          Deferred Transfers and Deferred Transfer Date.

(i)          On the last Business Day of the calendar month during which all Deferred Transfer Conditions for any Deferred Business are satisfied or have been waived by each of the Parties (unless the satisfaction or waiver of the final such condition occurs during the last four (4) Business Days of a calendar month, in which case on the last Business Day of the following calendar month), and unless otherwise agreed by the Parties, the applicable Seller Party shall transfer to Buyer, and Buyer shall accept and assume from the applicable Seller Party, the applicable equity interest of the applicable Deferred Entity (with respect to such Deferred Entity, the “Deferred Transfer”; and the date of such Deferred Transfer being the “Deferred Transfer Date”) pursuant to customary transfer documents in form and substance as would have been delivered at the Closing had the applicable Deferred Transfer Conditions been satisfied or waived at such time.  On the Deferred Transfer Date, Buyer shall pay to Parent an amount equal to the Estimated Deferred Purchase Price of such Deferred Entity (calculated in accordance with Section 2.7(f)(iii)), and if the Deferred Transfer relates to the Ghana Business (or, for the avoidance of doubt, any portion thereof), subject to the offset referred to in Section 5.8, by wire transfer of immediately available funds to the bank account designated by Parent.

(ii)          The deferred Purchase Price of a Deferred Entity shall be equal to the value of such Deferred Entity as set forth on Exhibit C, adjusted by application of Section 2.4(b) through Section 2.4(g) (a “Deferred Purchase Price”); provided, that for purposes of applying Section 2.4(b) through Section 2.4(g) pursuant to this Section 2.7(f)(ii), references to the

“Transferred Companies” in such clauses shall be deemed to be references to the applicable Deferred Entity and references to the “Closing” in such clauses shall be deemed to be references to the Deferred Transfer Date of such Deferred Entity.

(iii)          No less than five (5) Business Days prior to any Deferred Transfer for any Deferred Entity, Parent shall deliver to Buyer a statement (consistent with the Closing Statement) setting forth an estimate of the Deferred Purchase Price of such Deferred Entity (the “Estimated Deferred Purchase Price”), and the Parties will determine the Estimated Deferred Purchase Price of the applicable Deferred Entity using the principles set forth in Section 2.5(a), mutatis mutandis.

(iv)          (A) As soon as reasonably practicable after a Deferred Transfer Date but not later than ninety (90) days following such Deferred Transfer Date, Buyer shall prepare and deliver to Parent a draft statement (consistent with the Post-Closing Statement) setting forth the final calculation of the Deferred Purchase Price attributable to such Deferred Entity and (B) the Parties will determine the final Deferred Purchase Price of the applicable Deferred Entity using the principles set forth in Section 2.5(b), mutatis mutandis (a “Final Deferred Purchase Price”).

(v)          Following the applicable final determination of a Final Deferred Purchase Price pursuant to Section 2.7(f)(iv):

(1)          if the Final Deferred Purchase Price is less than the corresponding Estimated Deferred Purchase Price, then an amount equal to such difference shall be paid by Parent to Buyer; or

(2)          if the Final Deferred Purchase Price is greater than the corresponding Estimated Deferred Purchase Price, then an amount equal to such difference shall be paid by Buyer to Parent.

Any amounts payable pursuant to this Section 2.7(f)(v) shall be paid by the owing Party to the owed Party within five (5) Business Days of the applicable determination date.

(g)          Outside Date.  This Section 2.7 shall terminate on the date that is twelve (12) months following the Closing Date (provided that, by mutual written agreement, Parent and Buyer will have an aggregate of two consecutive options to extend such date by mutual written agreement by an additional six (6) months each), and any Deferred Entity held by the Seller Parties at such time shall be retained by the Seller Parties and no longer subject to this Section 2.7 or any other provision of this Agreement (provided, that if prior to such time, Buyer has initiated an action to compel specific performance of the Deferred Transfer with respect to a Deferred Entity, this Section 2.7 will continue in effect with respect to such Deferred Entity until the final resolution of such action) (a “Deferred Business Walk-Away Date”). In the event that a Deferred Business is not ultimately transferred to Buyer, from and after a Deferred Business Walk-Away Date, Parent shall defend, indemnify and hold the Buyer Indemnitees, harmless from and against, and pay to the applicable Buyer Indemnitees the amount of, any and all losses arising out of, based upon, attributable to or resulting from such Deferred Business; provided that such losses shall exclude any and all costs and expenses incurred by the Buyer Indemnitees in connection with (i) this Agreement, the evaluation of the Transactions and facilitation of the acquisition and integration of Deferred Entities contemplated by this Agreement or (ii) any commercial relationships between Buyer and the Deferred Business unrelated to the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Buyer that, except (a) as disclosed (i) in the Seller SEC Documents filed or furnished prior to the date hereof (excluding any disclosures in such Seller SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by Parent to Buyer simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection) or (b) solely with respect to the Algeria Business, any matter of which Buyer has knowledge as of the date of this Agreement:

Section 3.1          Corporate Existence and Power of Parent and Seller.  Each of Parent and Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect.  Each of Parent and Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect.  For purposes of this Agreement, the term “Acquired Business Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the financial condition, business, assets or continuing results of operations of the Acquired Businesses, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, an Acquired Business Material Adverse Effect: (A) any changes in general United States or global economic conditions or securities, credit, financial or other capital markets conditions, (B) any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (C) any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing, (E) the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of the Acquired Businesses with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities; provided, that this clause (E) shall not apply to any representation or warranty set forth in Section 3.4 or Section 3.12(g) (or any condition to any party’s obligation to consummate the Transactions relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions, (F) any action taken or failure to take action which Buyer has requested in writing, (G) changes in applicable law or regulation or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (H) any decline in the market price, or change in trading volume, of Parent’s or Seller’s capital stock or (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is an Acquired Business Material Adverse Effect); provided, that in the case of clauses (A), (B), (C) and (D), to the extent the impact on the Acquired Businesses, taken as a whole, is disproportionate to the impact on other similarly situated businesses, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquired Business Material Adverse Effect.

Section 3.2          Corporate Authorization.

(a)          The execution, delivery and performance by Parent of this Agreement and the consummation by Parent and each of the Seller Parties of the transactions contemplated hereby are within Parent’s and each of the Seller Parties’ respective corporate or other appropriate powers and have been duly authorized by all necessary corporate or other appropriate action.  No shareholder or similar approval of Parent or Seller is required in connection with the consummation of the Transactions.  Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

Section 3.3          Governmental Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent and each of the Seller Parties of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (b) the filings, consents and approvals set forth on Section 3.3(b) of the Company Disclosure Schedules and (c) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect.

Section 3.4          Non-Contravention.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent and each of the Seller Parties of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 3.2 and 3.3, (a) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of Parent or any Seller Party or Transferred Company, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent, any Seller Party or any Transferred Company, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent, any Seller Party or any Transferred Company or to a loss of any benefit to which Parent, any Seller Party or any Transferred Company is entitled under any provision of, any agreement, contract or other instrument binding upon Parent, any Seller Party or any Transferred Company or any license, franchise, permit or other similar authorization held by the Companies or any Transferred Subsidiary or (d) result in the creation or imposition of any Lien on any asset of the Acquired Businesses, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect.  For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.11) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet, as the case may be) or (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business.  To the knowledge of Parent as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by Parent or any Seller Party of the Transactions.

Section 3.5          Capitalization.  The authorized capital stock or other equity interests and the number of issued and outstanding shares or other equity interests of each of the Companies and the holders thereof is set forth on Section 3.5 of the Company Disclosure Schedules.  The Transferred Company Interests have been duly authorized and validly issued and are fully paid and nonassessable.  There are outstanding (a) no shares of capital stock or other voting securities of the Companies and (b) (1) no options, warrants or other rights to acquire from the Companies any capital stock or voting securities of the Companies or securities convertible into or exchangeable for capital stock or voting securities of the Companies, (2) no bonds, debentures, notes or other Indebtedness of the Companies or any Transferred Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Companies, any Transferred Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Companies, any of the Transferred Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which equityholders of the Companies or any of the Transferred Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of the Companies, obligating the Companies to issue, transfer or sell any capital stock or voting securities of the Companies or securities convertible into or exchangeable for capital stock or voting securities of the Companies or obligating the Companies to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a) and (b) being referred to collectively as “Company Securities”).  There are no outstanding obligations of the Companies or any of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.6          Companies; Subsidiaries.

(a)          Each of the Transferred Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect. For purposes of this Agreement, the term “Subsidiary,” when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the voting securities or other ownership interests is owned by such Person or one or more of its Subsidiaries, (ii) such Person or one or more of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (iii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, are directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each of the Transferred Companies is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect.

(b)          Except for directors’ qualifying shares, all of the outstanding capital stock of, or other ownership interests in, each Transferred Subsidiary is wholly owned, directly or indirectly, by a Transferred Company or Transferred Subsidiary, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Companies or any of the Transferred Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Transferred Subsidiary or (ii) (A) options, warrants or other rights to acquire from the Companies or any of the Transferred Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Transferred Subsidiary, (B) bonds, debentures, notes or other Indebtedness of any Transferred Subsidiary that are linked to, or the value of which is in any way based upon or derived from, the value of the Companies, any of the Transferred Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Companies or any of the Transferred Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Companies or any of the Transferred Subsidiaries may vote or (C) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of any Transferred Subsidiary, obligating the Companies or any Transferred Subsidiaries to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Transferred Subsidiary or obligating the Companies or any Transferred Subsidiary to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (i) and (ii) being referred to collectively as “Transferred Company Securities”). There are no outstanding obligations of the Companies or any of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Transferred Company Securities. No Company or Transferred Subsidiary is, or since January 1, 2016 has been, subject to any requirement to file periodic reports under the Exchange Act.  The authorized capital stock or other equity interests and the number of issued and outstanding shares or other equity interests of each Transferred Subsidiary and JV and the holders thereof is set forth on Section 3.6(b) of the Company Disclosure Schedules.

(c)          Parent has heretofore made available to Buyer true and complete copies of the organizational documents of each Transferred Company, as amended to the date of this Agreement.

Section 3.7          Title to the Transferred Interests.  The Seller Parties have good and valid title to the Transferred Interests, in each case, free and clear of any Liens other than restrictions on transfer that may be imposed by applicable laws or the organizational documents of the Companies or the applicable JVs.  Other than this Agreement, the Transferred Company Interests are not subject to any voting agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of Transferred Company Interests.  Upon delivery to Buyer at the Closing of certificates or other evidence representing the Transferred Interests held by the Seller Parties, good and valid title to such Transferred Interests will pass to Buyer, free and clear of any Liens, other than restrictions on transfer that may be imposed by applicable law or the organizational documents of the Companies or the applicable JVs.

Section 3.8          Absence of Certain Changes.

(a)          From January 1, 2019 to the date hereof, the Acquired Businesses have been conducted in the ordinary course of business consistent with past practice in all material respects.

(b)          Since January 1, 2019, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, an Acquired Business Material Adverse Effect.

Section 3.9          No Undisclosed Material Liabilities.  As of the date hereof, there are no material liabilities of the Acquired Businesses of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)          liabilities disclosed or provided for in the Company Balance Sheet;

(b)          liabilities incurred since January 1, 2019 in the ordinary course of business consistent with past practice and which individually or in the aggregate, would not be reasonably likely to have an Acquired Business Material Adverse Effect;

(c)          liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(d)          liabilities under this Agreement.

Section 3.10          Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, the Acquired Businesses or the Transferred Companies, any of their respective properties or any of their respective officers or directors before any court, arbitrator or any governmental body, agency, authority or official except as would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect.

Section 3.11          Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect, (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, the Acquired Businesses and the Transferred Companies have been filed in accordance with all applicable laws; (ii) the Transferred Companies have timely paid (or have caused to be paid) all Taxes shown as due and payable on the Tax Returns that have been so filed, and, as of the time of filing, the Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Transferred Companies (other than, in the case of clause (i) or clause (ii) hereof, with respect to Taxes and Tax Returns for which the position has been taken in good faith and for which adequate reserves are reflected on the Company Balance Sheet, as adjusted for operations in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet); (iii) the Transferred Companies, as applicable, have made provision for all Taxes payable by the Transferred Companies for which no Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Transferred Companies, as applicable, reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim (each, a “Tax Proceeding”) now proposed in writing or pending against or with respect to the Transferred Companies (as it relates to the Acquired Businesses) in respect of any Tax or Tax Return; (vi) to the knowledge of Parent, none of the Transferred Companies is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treasury Regulations Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the Affiliated group of which the Transferred Companies, as applicable, is or was the common parent; (vii) none of the Transferred Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement; (viii) none of the Transferred Companies has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Transferred Companies; (ix) none of the Transferred Companies is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under the tax laws of any state, local, or foreign jurisdiction; (x) none of the Transferred Companies is a party to, is bound by, or has any obligation under, any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for any such agreement or arrangement solely between or among any of the Transferred Companies; (xi) none of the Transferred Companies has participated in any “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (xii) there are no Liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet) upon any of the assets of the Transferred Companies, as applicable; and (xiii) no claim has been made in the last three (3) years by an authority in a jurisdiction in which the Transferred Companies do not file Tax Returns that any of the Transferred Companies is or may be subject to taxation in that jurisdiction.  For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental body, agency, authority or entity and any interest, penalties, or additions to tax attributable thereto.  For purposes of this Agreement, “Tax Returns” shall mean any return, report, form or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.12          Employee Benefit Plans; Employment.

(a)          Parent has provided Buyer with a list (set forth in Section 3.12(a)(i) of the Company Disclosure Schedules) identifying each material “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any Acquired Business Employee or former employee of any of the Transferred Companies and each material plan, funding vehicle or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, death benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (such plans, “Benefit Plans”) which is maintained, administered or contributed to by Seller, the Companies or Transferred Subsidiaries or, as of immediately prior to the consummation of the Merger, any of their Affiliates and covers any Acquired Business Employee, employee or director or former employee or director of the Companies or Transferred Subsidiaries or for which the Transferred Companies are reasonably expected to have any liability. The material plans, agreements or arrangements of Seller, the Companies and Transferred Subsidiaries referred to in the first sentence of this paragraph (a) (excluding any such plan that is a “multiemployer plan,” as defined in section 3(37) of ERISA) are referred to collectively herein as the “Company Benefit Plans.”  Section 3.12(a)(ii) of the Company Disclosure Schedules separately identifies each material Assumed Benefit Plan.

(b)          The Companies have made available to Buyer true, complete and correct copies of (i) each material Company Benefit Plan (or, in the case of any unwritten Company

Benefit Plan, a description thereof) and any amendments thereto, (ii) the most recent annual report on Form 5500 and Schedule B thereto (including any related actuarial valuation report) filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required) and (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required.

(c)          Each Company Benefit Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, but not limited to, the extent applicable, ERISA and the Code) which are applicable to such plan.

(d)          (i) Neither the Companies nor any other entity which is a member of a controlled group of entities (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which any Company is a member (each, an “ERISA Affiliate”) has incurred a material liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full, and no reasonably foreseeable condition exists that presents a material risk to the Companies or any ERISA Affiliate of incurring any such liability; and (ii) all material insurance premiums with respect to Company Benefit Plans, including premiums to the Pension Benefit Guaranty Corporation, have been paid when due.

(e)          All “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are Company Benefit Plans (each, a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code have received a favorable determination letter or opinion letter, if applicable, from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.  Neither the Companies nor any of its ERISA Affiliates contributes to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(f)          Each Company or the applicable Transferred Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides for retiree health benefits or retiree life benefits (other than such benefits required by Section 4980B of the Code or Section 601 of ERISA or similar state law).

(g)          The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Companies or any Transferred Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable law, or (ii) accelerate the time of payment or vesting, increase the amount of compensation due any such employee, consultant or officer or trigger any other material obligation pursuant to any Company Benefit Plan, except as expressly provided in this Agreement. Section 3.12(g) of the Company Disclosure Schedules lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Companies and Transferred Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination, true and complete copies of which have been previously provided to Buyer.

(h)          Except as disclosed on Section 3.12(a) of the Company Disclosure Schedules or Section 5.1 of the Company Disclosure Schedules, there has been no amendment to, written interpretation by any Company, or adoption of, any Company Benefit Plan which would increase materially the expense of maintaining the Company Benefit Plans above the level of expense incurred in respect thereof for the twelve (12) months ended on January 1, 2019.

(i)          Except as would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect, the Companies and Transferred Subsidiaries are in compliance with all Collective Bargaining Agreements and all applicable Federal, state and local laws, rules and regulations respecting employment, employment practices, labor, occupational safety and health, and wages and hours, including Section 8 of the National Labor Relations Act and all civil rights and anti-discrimination laws, rules and regulations (collectively, “Anti-Discrimination Laws”).  Except as would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect, no work stoppage, slowdown or labor strike against the Companies or any of the Transferred Subsidiaries is pending or, to the knowledge of Parent, threatened, nor is any Company or any Transferred Subsidiary involved in or, to the knowledge of Parent, threatened with material labor disputes, grievances or litigation relating to labor matters, including with respect to Anti-Discrimination Laws.

(j)          No Company Benefit Plan provides a gross-up for any Taxes which may be imposed (i) for failure to comply with the requirements of Section 409A of the Code or (ii) under Section 4999 of the Code.

Section 3.13          Compliance with Laws.  To the knowledge of Parent, none of the Transferred Companies are in violation of, or have since January 1, 2017, violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, an Acquired Business Material Adverse Effect.

Section 3.14          Regulatory Matters.

(a)          Except as would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect, since January 1, 2016, (i) none of Parent or the Seller Parties (with respect to the Acquired Businesses), the Companies or the Transferred Subsidiaries, nor any Company or Transferred Subsidiary director, officer, employee, nor, to the knowledge of Parent, any representative, agent, or any other person acting on behalf of the Companies or any Transferred Subsidiary, has violated any Anti-Corruption Law, and (ii) none of Parent or the Seller Parties (with respect to the Acquired Businesses), the Companies or any of the Transferred Subsidiaries, nor any Company or Transferred Subsidiary director, officer, employee, nor, to the knowledge of Parent, any representative, agent or any other person acting on behalf of the Companies or any of the Transferred Subsidiaries, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, or those entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a governmental body, agency, authority or entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other person in his or her official capacity, (2) inducing a Government Official or any other person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other person to influence or affect any act or decision of any governmental body, agency, authority or entity or (5) assisting the Companies, any Transferred Subsidiary, or any Company or Transferred Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of the Company or any of the Transferred Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b)          Except as would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect, (i) Parent and the Seller Parties (with respect to the Acquired Businesses), the Transferred Companies, and the Acquired Businesses and their respective directors, officers, employees, and, to the knowledge of Parent, agents, representatives and other persons acting for or on behalf of any of the foregoing persons, are, and at all times since January 1, 2016 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) none of Parent or the Seller Parties (with respect to the Acquired Businesses), the Transferred Companies, or the Acquired Businesses carries on, or has carried on since January 1, 2016, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, Sudan, North Korea, the Crimea region of Ukraine or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.

(c)          Except as would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect, since January 1, 2016 (i) none of Parent or the Seller Parties (with respect to the Acquired Businesses), the Transferred Companies, or the Acquired Businesses have conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any governmental body, agency, authority or entity or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) none of Parent or the Seller Parties (with respect to the Acquired Businesses), the Transferred Companies, or the Acquired Businesses nor any of their respective directors, officers, employees, nor, to the knowledge of Parent, any agents, representatives, or any other person acting on behalf of the Transferred Companies has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) the Transferred Companies have implemented and have at all times maintained internal controls, policies and procedures designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, and (iv) the Transferred Companies have at all times made and maintained accurate books and records in material compliance with all applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money Laundering Laws.

(d)          For purposes of this Agreement:

(i)          “Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.

(ii)          “Economic Sanctions/Trade Laws” means all applicable laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or entity targeting certain countries, territories, entities or persons.  For the avoidance of doubt, the applicable laws referenced in the foregoing sentence include, (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), or any export control law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (2) any U.S. sanctions related to or administered by the U.S. Department of State and (3) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

(iii)          “Money Laundering Laws” means any law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related laws of other jurisdictions where Parent and the Seller Parties (with respect to the Acquired Businesses), the Companies and the Transferred Subsidiaries conduct business, conduct financial transactions or own assets.

(iv)          “Sanctions Target” means: (1) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, and North Korea; (2) a person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctioned persons lists published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (3) a person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (4) an entity owned fifty percent (50%) or more or controlled by a country or territory identified in clause (1) or person in clause (2) above.

Section 3.15          Environmental Matters.

(a)          Except as set forth in the Seller SEC Documents filed prior to the date hereof and with such exceptions as, individually or in the aggregate, would not be reasonably likely to have an Acquired Business Material Adverse Effect, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent, threatened by any Person against the Companies or any of the Transferred Subsidiaries, and no penalty has been assessed or outstanding consent decree or order issued by a court, governmental body, agency, authority or tribunal against the Companies or any of the Transferred Subsidiaries, in each case, with respect to any matters arising out of any Environmental Law; (ii) the Companies and the Transferred Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws; (iii) (x) the Companies and each of the Transferred Subsidiaries have obtained and have been and are in compliance with all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental bodies, agencies and authorities required under Environmental Laws for the conduct of their respective businesses (the “Company Environmental Permits”) and (y) all Company Environmental Permits are in full force and effect, and Parent has no notice or knowledge that such Company Environmental Permits will not be renewed in the ordinary course after the Closing; (iv) no governmental body, agency or authority has begun, or to the knowledge of Parent, threatened in writing to begin, any action to terminate, cancel or reform any Company Environmental Permit; (v) to the knowledge of Parent, there are no Hazardous Substances at, in, under or migrating to or from properties owned or leased by the Company or any Transferred Subsidiary that require investigation, control, monitoring, removal or remediation under Environmental Laws; (vi) there are no liabilities of the Company or any of the Transferred Subsidiaries arising out of any Environmental Law, whether accrued, contingent, absolute, or determined, and, to the knowledge of Parent, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability; and (vii) there has been no material environmental investigation, study, audit, test, review or other analysis conducted since January 1, 2017 of which Parent has knowledge in relation to any current or prior business of the Companies or any of the Transferred Subsidiaries or any property or facility now or previously owned, leased or operated by the Companies or any of the Transferred Subsidiaries which has not been delivered to Buyer prior to the date hereof.

(b)          For purposes of this Section 3.15, the term “Environmental Laws” means federal, state, provincial, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, storage, presence, disposal, transport, Release or threatened Release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said laws); and including, without limitation, any other substance defined, listed, classified or regulated as “hazardous”, “toxic”, a “waste”, a “contaminant” or words of similar meaning or import, including petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.  As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

Section 3.16          Title to Properties.  Except in each case as would not reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect, each of the Companies and the Transferred Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice, and (ii) for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not interfere with its ability to conduct its business as currently conducted.  As of the date of this Agreement, none of the properties and assets of the Companies or any of the Transferred Subsidiaries are subject to any Liens that, in the aggregate, interfere with the ability of the Companies and the Transferred Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have an Acquired Business Material Adverse Effect.

Section 3.17          Hydrocarbon Contracts.

(a)          To the knowledge of Parent, Section 3.17 of the Company Disclosure Schedules lists all of the Hydrocarbon Contracts (disregarding clause (2) of the definition thereof)  in effect as of the date of this Agreement. Except in each case as would not reasonably be expected to have individually or in the aggregate, an Acquired Business Material Adverse Effect; (i) the Hydrocarbon Contracts are in full force and effect in accordance with their respective terms; (ii) all royalties, rentals and other payments due thereunder have been properly and timely paid; (iii) there are currently pending no written requests or demands for payments, adjustments of payments or performance pursuant thereto; (iv) none of the Companies or any of the Transferred Subsidiaries is in breach of any of its obligations under any Hydrocarbon Contracts; and (v) to the knowledge of Parent, no other party to any Hydrocarbon Contract is in breach of any of its obligations thereunder.  The term “Hydrocarbon Contract” means (1) a material Hydrocarbon production sharing contract, lease or license, permit or other similar agreement or right permitting the Companies or any of the Transferred Subsidiaries to explore for, develop, use, produce, sever, process, operate and occupy Hydrocarbon interests and associated fixtures or structures for a specified period of time and (2) any farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any oil and gas production, sales, marketing, transportation, exchange and processing contract and agreement, or any other contract affecting the ownership or operation of properties held for exploration or production of Hydrocarbons, or the disposition of the Hydrocarbons produced therefrom, in each case to which the Companies or any of the Transferred Subsidiaries is a party.  The term “Hydrocarbons” means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous.

(b)          Except in each case as would not reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect, (i) the Companies and the Transferred Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations under the Hydrocarbon Contracts, and (ii) the Companies and the Transferred Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations under the Hydrocarbon Contracts.

Section 3.18          Material Contracts.

(a)          Except for this Agreement, as of the date hereof, none of the Companies nor any of the Transferred Subsidiaries are a party to or bound by any agreement, lease, easement, license, contract, note, mortgage, indenture or other legally binding obligation (“Contract”) that:

(i)          would be required to be filed by Parent as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)          includes any continuing or other contingent payment obligations (including any “earn-out” or indemnification obligations) arising in connection with the acquisition or disposition by the Companies or any of the Transferred Subsidiaries of any business which payment obligations are or would reasonably be expected to be material to the Acquired Businesses;

(iii)          (A) limits in any material respect either the type of business in which the Companies or the Transferred Subsidiaries (or in which Buyer or any of its Subsidiaries after the Closing) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of the Acquired Businesses or, after the Closing, Buyer or its Subsidiaries or (C) grants “most favored nation” status with respect to any material obligations that, after the Closing, would apply to Buyer or any of its subsidiaries, including the Companies and the Transferred Subsidiaries;

(iv)           (A) is an indenture, loan or credit Contract, loan note, mortgage Contract or other Contract representing, or any guarantee of, Indebtedness for borrowed money of the Companies or any of the Transferred Subsidiaries in excess of $100 million or (B) is a guarantee by the Companies or any of the Transferred Subsidiaries of such Indebtedness of any person other than the Companies or a Transferred Subsidiary in excess of $100 million;

(v)          grants (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any person (other than the Companies or any of the Transferred Subsidiaries) with respect to any asset that is material to the Acquired Businesses;

(vi)          was entered into to settle any material litigation and which imposes material ongoing obligations on the Companies, any of the Transferred Subsidiaries, or the Acquired Businesses;

(vii)          limits or restricts the ability of the Companies or any of the Transferred Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(viii)          is a material partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which a Company or a Transferred Subsidiary owns, directly or indirectly, any voting or economic interest of 15% or more and has invested or is contractually required to invest in excess of $100 million, other than with respect to any Company or a Transferred Subsidiary;

(ix)          relates to the acquisition or disposition of any business or assets (other than the purchase and sale of crude oil and products in the ordinary course of business consistent with past practice) pursuant to which any Company or any of the Transferred Subsidiaries has any liability in excess of $100 million in any transaction or series of related transactions;

(x)          (A) is a material joint operating agreement (JOA) or (B) defines any material area of mutual interest (AMI); or

(xi)          is a Contract required to be set forth on Section 3.18(a)(xi) of the Company Disclosure Schedules.

(b)          Each such Contract described in clauses (i) through (xi) above is referred to herein as a “Material Contract”.  Each Material Contract is a valid and legally binding obligation of the Companies or the Transferred Subsidiaries as applicable and, to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable by the applicable Company or Transferred Subsidiary, in each case, subject to Creditors’ Rights, except as would not, individually or in the aggregate, be reasonably likely to have an Acquired Business Material Adverse Effect, and none of the Companies, any of the Transferred Subsidiaries, or, to the knowledge of Parent, any other party to a Material Contract is in breach or violation of any provision of, or in default under, any Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have an Acquired Business Material Adverse Effect.  A copy of each Material Contract has previously been delivered to Buyer.

Section 3.19          Intellectual Property.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect, (i) the Companies and the Transferred Subsidiaries possess the valid right to use, license and enforce all patents, patent rights, trademarks, trade names, trade dress, service marks, Internet domain names, copyrights, applications for any of the foregoing, computer software programs or applications, geophysical data, trade secrets, know-how, data and other proprietary rights (collectively, “Intellectual Property”) that are necessary for the conduct of the Acquired Businesses as currently conducted (collectively, the “Company Intellectual Property”); (ii) to the knowledge of Parent, since January 1, 2017, the conduct of the business of Seller (with respect to the Acquired Businesses), the Companies and the Transferred Subsidiaries and use of the Company Intellectual Property does not and has not infringed upon or otherwise violated any Intellectual Property rights of any other Person; (iii) to the knowledge of Parent, no third party is challenging, infringing or otherwise violating any right of the Companies or the Transferred Subsidiaries in the Company Intellectual Property; (iv) none of the Seller Parties, the Companies or the Transferred Subsidiaries has received written notice of any pending claim, order or proceeding with respect to any alleged or potential infringement or other violation of Intellectual Property rights of any other Person or with respect to any Company Intellectual Property; (v) to the knowledge of Parent, no Company Intellectual Property is being used or enforced by the Companies or any of the Transferred Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Intellectual Property; and (vi) the Companies and the Transferred Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of any material proprietary information or trade secrets included in their respective rights in Company Intellectual Property.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect, (i) to the knowledge of Parent, the Companies and the Transferred Subsidiaries have not, since January 1, 2017, experienced any unauthorized access to or other breach of security with respect to the information technology systems that are material to the Acquired Businesses; (ii) Parent and Seller Parties (with respect to the Acquired Businesses), the Companies and the Transferred Subsidiaries have complied in all material respects with all applicable laws and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any information held by Parent or Seller Parties (with respect to the Acquired Businesses), the Companies or the Transferred Subsidiaries that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable law and that is regulated by such applicable law (collectively, “Personal Data”) and none of Parent or the Seller Parties (with respect to the Acquired Businesses), the Companies or the Transferred Subsidiaries has received a complaint from any governmental body, agency, authority or entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Data that is pending or unresolved and, to the knowledge of Parent, there are no facts or circumstances that would give rise to any such complaints; and (iii) the Companies and Transferred Subsidiaries have reasonably designed security measures in place to protect any Personal Data stored in their respective information technology systems from unlawful use or access by any third party or any other access or use that would violate applicable law or the Privacy Policies.

Section 3.20          Brokers; Financial Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the Transactions as a result of being engaged by Parent or Seller or any Subsidiary or Affiliate of Parent.

Section 3.21          No Additional Representations.

(a)          Except for the representations and warranties made in this Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither

Parent nor any other Person makes any express or implied representation or warranty with respect to the Acquired Businesses, the Companies or Transferred Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes or has made any representation or warranty to Buyer or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Companies or any of the Transferred Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, any oral or written information presented to Buyer or any of its Affiliates or representatives in the course of their due diligence investigation of the Acquired Businesses, the negotiation of this Agreement or in the course of the Transactions.

(b)          Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither Buyer nor any other Person has made or is making, and Parent expressly disclaims reliance upon, any representations, warranties or statements relating to Buyer or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Buyer in Article IV or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Parent or any of its representatives.  Without limiting the generality of the foregoing, Parent acknowledges that, except as expressly provided in Article IV or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent that:

Section 4.1          Corporate Existence and Power.  Buyer is a French société anonyme duly incorporated, validly existing and in good standing under the laws of the Republic of France and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect (as defined below).  Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.  For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the financial condition, business, assets or continuing results of operations of Buyer and its

Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Buyer Material Adverse Effect: (A) any changes in general United States or global economic conditions or securities, credit, financial or other capital markets conditions, (B) any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (C) any weather-related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing, (E) the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of Buyer and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 4.4 (or any condition to any party’s obligation to consummate the Transactions relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions, (F) any action taken or failure to take action which Parent has requested in writing, (G) changes in applicable law or regulation or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (H) any decline in the market price, or change in trading volume, of Buyer’s capital stock or (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Buyer Material Adverse Effect); provided that, in the case of clauses (A), (B), (C) and (D), to the extent the impact on Buyer and its Subsidiaries, taken as a whole, is disproportionate to the impact on other similarly situated entities, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect.

Section 4.2          Corporate Authorization.

(a)          The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action.  Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights.

Section 4.3          Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, the filings, consents and approvals referred to in Section 3.3(b) and (c) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.

Section 4.4          Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 4.2 and 4.3, (a) contravene or conflict with the organizational documents of Buyer, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or any of its Subsidiaries or to a loss of any benefit to which Buyer or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Buyer or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Buyer or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Buyer or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.  The approval of the stockholders of Buyer is not required by applicable law or the rules of the NYSE to effect the transactions contemplated by this Agreement. To Buyer’s knowledge as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by Buyer of the Transactions.

Section 4.5          Compliance with Laws.  To Buyer’s knowledge, neither Buyer nor any of its Subsidiaries is in violation of, or has since January 1, 2017 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Buyer Material Adverse Effect.

Section 4.6          Sufficient Funds.  Buyer shall have, as of the Closing Date, sufficient funds on hand with which to pay the Purchase Price and to consummate the transactions contemplated by this Agreement. Buyer expressly acknowledges that its ability to obtain financing is not a condition to its obligations under this Agreement.

Section 4.7          No Additional Representations.

(a)          Except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV or any certificate delivered pursuant to this Agreement, neither Buyer nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Buyer or its businesses; or (ii) except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the Transactions.

(b)          Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that none of Parent, Seller nor any other Person has made or is making, and Buyer expressly disclaims reliance upon, any representations, warranties or statements relating to the Acquired Businesses, the Companies or the Transferred Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent in Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Companies or the Transferred Subsidiaries furnished or made available to Buyer or any of its representatives.  Without limiting the generality of the foregoing, Buyer acknowledges that, except as expressly provided in Article III, the Company Disclosure Schedules or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Buyer or any of its representatives.

ARTICLE V

COVENANTS OF PARENT

Parent agrees that:

Section 5.1          Conduct of Parent and the Acquired Businesses.

(a)          Consents and Waivers Under the Merger Agreement.  From the date of the Agreement through the consummation of the Merger (in accordance with the terms of the Merger Agreement):

(i)          With respect to any covenant or condition in favor of Parent pursuant to the Merger Agreement, Parent shall not grant any consent, waiver or similar right thereunder without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), to the extent such right relates, directly or indirectly, to the Acquired Businesses.  Without limiting the generality of the foregoing, Parent shall not grant any consent, waiver or similar right pursuant to the Merger Agreement in relation to any proposed disposal by Seller or any of its Affiliates of any portion of the Acquired Businesses or any acquisition by any of the Transferred Companies or with respect to the Acquired Businesses other than the sale of goods and services in the ordinary course, in each case, without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); and

(ii)          Parent shall enforce the terms of Section 5.1 of the Merger Agreement with respect to the Acquired Businesses.

(b)          Conduct of the Acquired Businesses.  From and after the consummation of the Merger until the Closing, except with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedules, Parent shall, and shall cause the Seller Parties and the Transferred Companies to, conduct the Acquired Businesses in the ordinary course consistent with past practice and in a manner not involving the entry by the Companies or the Transferred Subsidiaries into businesses that are materially different from the Acquired Businesses on the date hereof, and shall use their commercially reasonable efforts to maintain goodwill and preserve intact their business organizations (including keeping available the services of key employees) and relationships with third parties (including regulators) with respect to the Acquired Businesses.  Without limiting the generality of the foregoing, except with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedules, from the consummation of the Merger until the Closing, or with respect to any Deferred Entity, the related Deferred Transfer in accordance with Section 2.7(c), Parent and the Seller Parties shall ensure that:

(i)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, (A) adopt or propose any change (including by merger) in its certificate of incorporation or by-laws or (B) amend or change the entity type or jurisdiction of any Transferred Subsidiaries from that set forth on Exhibit B;

(ii)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Companies or any of the Transferred Subsidiaries;

(iii)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Companies or the Transferred Subsidiaries other than issuances pursuant to the exercise of convertible securities outstanding as of the effective time of the Merger;

(iv)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, (i) split, combine, subdivide, reclassify or otherwise adjust its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(v)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of the Companies’ or any Transferred Subsidiaries’ capital stock;

(vi)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, make or authorize any capital expenditures except in amounts that are not in excess of (A) the aggregate budgeted amount indicated in the capital budget set forth in Section 5.1(b)(vi) of the Company Disclosure Schedules (the “Capital Budget”) and (B) with respect to any line item in the Capital Budget, in an amount not to exceed the amount budgeted to such line item by more than the percentage specified therein; provided, however, if the Closing does not occur in 2019 or 2020, with respect to capital expenditures in future periods that are not covered by such Capital Budget, as based on a reasonable extrapolation of permissible expenditures from the Capital Budget;

(vii)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, (1) increase the salary, severance or other compensation or benefits of any Acquired Business Employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any Company Benefit Plan existing on the date hereof or (2) (x) enter into, (y) adopt or (z) extend or renew (with respect to clause (z) only, for a term in excess of one year) (or waive or amend any performance or vesting criteria or accelerate funding under) any employment, change in control, severance, bonus, profit sharing, retirement, restricted stock, stock option, deferred compensation or other director, executive or employee benefit plan, policy, agreement or arrangement, in each case except as required by applicable law or the terms of an agreement or arrangement existing on the date hereof;

(viii)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, acquire (for cash or other assets) or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or Person or division thereof or (ii) any other assets, except, in the case of this clause (ii), the Companies and the Transferred Subsidiaries shall be permitted to acquire (x) E&P Assets in accordance with Section 5.1(b)(viii) of the Company Disclosure Schedules or (y) any non-E&P Assets acquired in the ordinary course of business consistent with past practice and in no event in an amount exceeding $20 million in the aggregate. For purposes of this Agreement, the term “E&P Assets” means land and mineral interests or rights therein used for the exploration, development and production of oil and gas and other hydrocarbons;

(ix)          notwithstanding anything to the contrary contained herein, the Companies will not, and will not permit any of the Transferred Subsidiaries to (A) spend or commit to spend in excess of $20 million in the aggregate to acquire any assets, property or securities of any Person or (B) make any acquisition if such acquisition would, individually or in the aggregate, reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Transactions;

(x)          except as expressly permitted by Section 7.1, the Companies will not, and will not permit any of the Transferred Subsidiaries to, sell, lease, license, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property of the Acquired Businesses (which shall include any sale of any capital stock of any Transferred Company) except pursuant to contracts or commitments existing as of the effective time of the Merger or except in the ordinary course of business consistent with past practice and in no event in an amount exceeding $20 million in the aggregate;

(xi)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, incur any Indebtedness for borrowed money, guarantee or assume any such Indebtedness of another Person, issue or sell warrants or other rights to acquire any debt securities of the Companies or any of the Transferred Subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (i) any such Indebtedness among any Person and its wholly-owned Subsidiaries, among any Person’s wholly-owned Subsidiaries, and guarantees thereof, (ii) additional borrowings under credit facilities of any Company or any Transferred Subsidiary existing as of the effective time of the Merger, in accordance with the terms thereof or (iii) any such Indebtedness incurred to replace, renew, extend, refinance or refund any Indebtedness of the Companies or any of the Transferred Subsidiaries; provided, however, that in the case of each of clauses (ii) and (iii), such Indebtedness either (A) is prepayable or redeemable at the Closing or at any time (subject to customary notice requirements) without premium or penalty (other than customary eurocurrency rate breakage) or (B) does not (x) impose or result in any additional restrictions or limitations in any material respect on the Companies or any of the Transferred Subsidiaries or, following the Closing, Buyer or any of its Subsidiaries, or (y) subject the Companies or Transferred Subsidiaries or, following the Closing, Buyer or any of its Subsidiaries, to any additional covenants or obligations in any material respect (other than the obligations to make payment on such Indebtedness), in the case of this clause (B), to which the Companies or any of the Transferred Subsidiaries, or Buyer or any of its Subsidiaries, as applicable, is not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof);

(xii)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, (i) modify, amend, terminate or waive any material rights under any Material Contract or (ii) enter into any agreement that would constitute a Material Contract if entered into as of the date of this Agreement, other than (x) as otherwise expressly contemplated by this Agreement and (y) for purposes of this clause (ii) (except with respect to any Contract of the type set forth in Section 3.18(a)(iii), Section 3.18(a)(v), or Section 3.18(a)(x)(B)), in the ordinary course of business, consistent with past practice;

(xiii)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, in any such case (x) in an amount in excess of $25 million, (y) that is otherwise qualitatively material to the Acquired Businesses or (z) that imposes (1) any material obligation to be performed by, or (2) material restriction imposed against, the Companies or any of the Transferred Subsidiaries following the Closing Date;

(xiv)          except for any such change which is not material or which is required by reason of a concurrent change in GAAP or applicable law, the Companies will not, and will not permit any of the Transferred Subsidiaries to, change any method of financial accounting or financial accounting practice (other than any change for Tax purposes) used by it;

(xv)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, (i) enter into any joint venture, partnership, participation or other similar arrangement other than (x) in the ordinary course of business consistent with past practice and (y) in an aggregate amount of assets contributed by the Companies or any of the Transferred Subsidiaries not exceeding $20 million or (ii) make any loan, capital contribution or advance to or investment in any other Person (other than the Companies or any Transferred Subsidiary in the ordinary course of business consistent with past practice and other than pursuant to capital calls required pursuant to the terms of equity investments existing as of the effective time of the Merger) except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(xvi)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, take any action which would limit Buyer’s or the Companies’ or the Transferred Subsidiaries’ freedom to license, cross-license or otherwise dispose of any Company Intellectual Property;

(xvii)          except as required by law, the Companies will not, and will not permit any of the Transferred Subsidiaries to, (i) make, revoke or amend any material election relating to Taxes or change any of its Tax accounting or procedures currently in effect, (ii) subject to Article X, settle any Tax Proceeding or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in an increase to a Tax liability of any of the Transferred Companies, which increase is material to the Acquired Businesses, taken as a whole;

(xviii)          except as contemplated by Section 7.1, the Companies will not, and will not permit any of the Transferred Subsidiaries to, enter into any agreement that limits in any material respect the ability of the Companies or any Transferred Subsidiary or would limit in any material respect the ability of Buyer or any Subsidiary of Buyer after the Closing, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

(xix)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, take any action that would reasonably be expected to prevent, materially impede, interfere with or delay the consummation of the Transactions;

(xx)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, enter into (A) any new interest rate hedges other than extensions or replacements of existing hedges in the ordinary course of business entered into no earlier than September 1, 2019 or (B) any new commodity hedges; provided, that, in the case of this clause (B), the foregoing restriction shall not limit the Transferred Companies’ ability to enter into new commodity hedges in the ordinary course of business consistent with past practice;

(xxi)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, incur any third party capital in respect of any non-consented AFEs without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed;

(xxii)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, delay or postpone any payment of any accounts payable or other payables or expenses or accelerate the collection of accounts receivable or cash collections of any type (excluding intercompany receivables or payables or other intercompany obligations) other than in the ordinary course of business;

(xxiii)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, forgive, cancel or otherwise extinguish any loans to any Person, including directors, officers, employees of the Transferred Companies or any of its Affiliates;

(xxiv)          except in the ordinary course of business, the Companies will not, and will not permit any of the Transferred Subsidiaries to, amend, modify, terminate or make any changes to coverage levels of any insurance policy primarily related to the Acquired Businesses;

(xxv)          except in the ordinary course of business, the Companies will not, and will not permit any of the Transferred Subsidiaries to, enter into any new intercompany transactions with Seller or any of its Affiliates (other than a Transferred Company);

(xxvi)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, agree or commit to do any of the foregoing; and

(xxvii)          the Companies will not, and will not permit any of the Transferred Subsidiaries to, take any of the actions set forth in Section 5.1(b)(xxvii) of the Company Disclosure Schedules.

Notwithstanding the foregoing, the obligations of Parent and the Seller Parties under this Section 5.1 to take an action or not to take an action shall only apply (i) to the extent permitted by the organizational documents of Parent and the Seller Parties, the Companies and the Transferred Subsidiaries, (ii) to the extent Parent or the Seller Parties are authorized and empowered to bind the Companies or the Transferred Subsidiaries or has the direct or indirect contractual or other legal authority to cause the Companies or the Transferred Subsidiaries to take such action or not take such action, as applicable, and (iii) to the extent such action or inaction would not breach any contractual or other duty to any of its equity holders.

Section 5.2          Other Actions.  Subject to and in accordance with the provisions of Article VII Parent and Buyer shall cooperate with each other to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

Section 5.3          Payoff of Company Indebtedness.  Parent will deliver to Buyer, not later than five (5) Business Days prior to the Closing Date (or with respect to any Deferred Entity, the applicable Deferred Transfer Date), payoff letters (the “Payoff Letters”) from each of the holders of the Indebtedness set forth in Section 5.3 of the Company Disclosure Schedules (the “Specified Indebtedness”), which letters shall specify (a) the aggregate amount required to be paid in order to repay in full the Indebtedness related to such Payoff Letter (including any and all accrued but unpaid interest and prepayment penalty obligations due upon repayment) on the Closing Date (or the applicable Deferred Transfer Date) and (b) wire instructions to make such payoff.  Each such Payoff Letter shall include customary undertakings to release in full, upon payment of the amounts set forth in such Payoff Letters, all Liens securing the Indebtedness related to such Payoff Letter and to promptly prepare and file with the appropriate governmental body such instruments as may be required to effect or evidence such release or shall include authorization for the applicable Seller Party, Company or Transferred Subsidiary or another party designated by Parent to prepare and file any such instruments.

Section 5.4          Related Party Transactions.  Subject to Section 5.6 and Section 5.7, effective as of immediately prior to the Closing (except with respect to any Deferred Entity, in which case, effective as of immediately prior to the applicable Deferred Transfer Date), the applicable Seller Party shall cause the Companies and Transferred Subsidiaries to (a) terminate all Contracts between any Company or a Transferred Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Transferred Companies), on the other hand, including, for the avoidance of doubt, any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, (other than (i) the Transition Services Agreement and (ii) those Contracts set forth on Section 5.4 of the Company Disclosure Schedules) and (b) deliver releases executed by such Person with whom the applicable Company or Transferred Subsidiary has terminated such Contracts pursuant to this Section 5.4, providing that no further payments or obligations are due or owing, or may become due or owing, under or in respect of any such terminated Contacts.

Section 5.5          Financials.

(a)          2018 Financials.  In the event that the Parties determine that there are any Excluded Assets and Liabilities, the exclusion of which was not reflected in the 2018 Financial Statements made available to Buyer prior to the date of this Agreement, or any Included Assets and Liabilities, the inclusion of which was not reflected in the 2018 Financial Statements made available to Buyer prior to the date of this Agreement, Parent shall use its reasonable best efforts to coordinate with Seller to deliver to Buyer as soon as reasonably practicable, but in no event later than sixty (60) days after the date of such determination, to update to the 2018 Financial Statements, together with supporting documentation necessary for Buyer to verify such financial statements, reflecting the exclusion of such Excluded Assets and Liabilities and/or the inclusion of such Included Assets and Liabilities, effective as of December 31, 2018, as applicable; provided that Parent shall have no obligation to deliver such updated financial statements prior to the thirtieth (30th) day following the closing of the Merger.

(b)          Quarterly Financial Statements.  From the thirtieth (30th) day following the consummation of the Merger until the Closing, Seller shall, or shall cause the Seller Parties to, deliver to Buyer, as soon as reasonably practicable, but in no event later than forty-five (45) days after the end of each fiscal quarter, unaudited quarterly financial statements (such quarterly financial statements to be in the form prepared by Seller in the ordinary course of business) of the Acquired Businesses for such preceding fiscal quarter.

Section 5.6          Intercompany Claims; Release.  Effective as of immediately prior to the Closing (except with respect to any Deferred Entity, in which case, effective as of immediately prior to the applicable Deferred Transfer Date), Parent, Seller and their respective Affiliates (the  “Parent Release Parties”), on the one hand, and the Companies and the Transferred Subsidiaries (the “Buyer Release Parties”), on the other hand, shall release each other from any claim, whether or not arising out of, based upon or attributable to the Acquired Businesses, that a Parent Release Party may have against a Buyer Release Party, and vice versa, other than those arising pursuant to the Transition Services Agreement.

Section 5.7          Intercompany Obligations.  Parent shall cause Seller to take or cause to be taken such actions such that, as of the Closing Date (except with respect to any Deferred Entity, in which case, effective as of immediately prior to the applicable Deferred Transfer Date), all intercompany receivables, liabilities or obligations (other than receivables, liabilities and obligations pursuant to the Transition Services Agreement) of Seller and its Affiliates (other than the Transferred Companies) to or from a Transferred Company shall be transferred to the Buyer or its designee at the Closing (except with respect to any Deferred Entity, in which case, effective as of the applicable Deferred Transfer).  Notwithstanding the foregoing, Parent, Seller and their Affiliates, on the one hand, and the Transferred Companies, on the other hand, may settle any such intercompany receivables, liabilities or obligations prior to the Closing Date (or in the case of a Deferred Entity, prior to the applicable Deferred Transfer Date).

Section 5.8          Tax Liability Reimbursement.  At the Closing or, if the Ghana Business is a Deferred Business, on the applicable Deferred Transfer Date on which the Ghana Business (or, for the avoidance of doubt, any portion thereof) transfers, Parent shall pay to Buyer an amount equal to $108.5 million in respect of current and deferred net Tax liabilities of the Transferred Companies as of the Economic Effective Time, which payment may be offset by Buyer against the Closing Payment or the Deferred Purchase Price for the Ghana Business.  Subject to Section 1.3(a), Parent and its Affiliates shall have no other liability or obligation for any such Tax liabilities arising at or prior to the Economic Effective Time.

ARTICLE VI

COVENANTS OF BUYER

Section 6.1          Conduct of Buyer.  Except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted by this Agreement, from the date hereof until the Closing (or, if applicable, the last to occur of the Deferred Transfers), Buyer shall not, nor shall Buyer permit any of its Subsidiaries to, acquire (or agree to acquire) any assets, properties or securities if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Transactions.

Section 6.2          Director and Officer Liability.

(a)          Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement, from the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer) and until the six (6) year anniversary of the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer), Buyer shall cause the Companies and the Transferred Subsidiaries, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer), a director, officer or employee of the Companies or the Transferred Subsidiaries, as applicable, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Companies or the Transferred Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual claim (including a claim of a violation of applicable law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action (“Proceeding”) to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Companies or of such Transferred Subsidiaries, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Companies or of such Transferred Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Closing or, with respect to any Deferred Entity, the applicable Deferred Transfer) and whether asserted or claimed prior to, at or after the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer) (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable law (and Buyer shall, or shall cause the Companies or such Transferred Subsidiary to pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable law).  Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.2(a), upon learning of any such Proceeding, shall notify the Buyer (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.2(a) except to the extent such failure materially prejudices such party’s position with respect to such claims).  Buyer will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person.  Notwithstanding anything to the contrary in this Section 6.2, an Indemnified Person shall only be entitled to the rights provided in this Section 6.2 after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable law that such Indemnified Person is not entitled to be indemnified.

(b)          Buyer shall not amend, repeal or otherwise modify any provision in the organizational documents of the Companies or the Transferred Subsidiaries (and Buyer shall not authorize or consent to any such amendment, repeal or other modification of the organizational documents of the Companies or Transferred Subsidiaries) in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation or expense advancement, except to the extent required by applicable law.  Buyer shall cause the Companies and the Transferred Subsidiaries to fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any Transferred Subsidiary, on the one hand, and any of its or their directors, officers or employees existing immediately prior to the Closing, on the other hand.

(c)          To the fullest extent permitted under applicable law, Buyer shall cause the Companies and each of the Transferred Subsidiaries to indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.2, relating to the enforcement of such Indemnified Person’s rights under this Section 6.2; provided, that any such Indemnified Person shall only be entitled to the rights provided in this Section 6.2(c) after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable law that such Indemnified Person is not entitled to be indemnified.

(d)          In the event that Buyer or any of the Companies or the Transferred Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Companies and the Transferred Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 6.2.  Buyer and the Companies and the Transferred Subsidiaries shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Buyer or the Companies or the Transferred Subsidiary unable to satisfy their obligations under this Section 6.2.  The provisions of this Section 6.2 are intended to be for the benefit of, and shall be enforceable by, the Parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.2, and their heirs and representatives.

Section 6.3          Employee Benefits.

(a)          Prior to entering into this Agreement, to the extent Parent has received such information from Seller after due inquiry, Parent has provided Buyer with a true, correct and complete list of (i) all actual and prospective Acquired Business Employees, which list will be updated periodically by Parent prior to the Closing Date to reflect any changes, (ii) any Acquired Business Employees in a senior management capacity who have given notice to Seller or any of its Affiliates prior to the date of this Agreement of the termination of their employment with Seller or any of its Affiliates, (iii) all labor, collective bargaining, union recognition, employee representative bodies, works councils and similar labor contracts covering any Acquired Business Employee affecting material terms and conditions of employment and (iv) the number of issued and outstanding directors’ qualified shares of each Transferred Company and the holders thereof, provided, that the list described in subsections (iii) and (iv) of this Section 6.3(a) may be provided no later than thirty (30) days following the consummation of the Merger.

(b)          Prior to the Closing Date, Seller shall, and shall cause its Affiliates to, take such steps as are required to transfer the employment of any employee who is employed by the Companies or the Transferred Subsidiaries and is not an Acquired Business Employee to an Affiliate of Seller other than the Companies or a Transferred Subsidiary.  References to the “Closing” and the “Closing Date” in this Section 6.3 shall be deemed to be references to the applicable “Deferred Transfer” and the “Deferred Transfer Date”, respectively, as applicable, with respect to any Acquired Business Employee who is employed primarily in a Deferred Business or any Company Benefit Plan that is sponsored by a Deferred Business.

(c)          In the event the employment of an Acquired Business Employee (including any Acquired Business Employee who as of the Closing Date is on leave of absence from work with Seller or its Affiliates) does not automatically transfer to Buyer or one of its Affiliates upon the occurrence of the Closing by operation of law or pursuant to the direct or indirect transfer of the Transferred Interests to Buyer or its Affiliates (each, an “Offer Employee”), not less than 10 business days prior to the Closing, Buyer or one of its Affiliates will offer employment, effective at 12:01 A.M., local time, on the day following the Closing Date (the “Transfer Time”), to such Offer Employee in accordance with this Agreement.  Offers pursuant to this Section 6.3(c) shall (i) be for a comparable position at the same or a nearby geographic work location (except as set forth in Section 6.3(c)(i) of the Company Disclosure Schedules), in each case, to those as of the Closing Date and (ii) otherwise comply in all respects with the requirements of this Section 6.3 and applicable law (including with respect to compensation and benefits).

(d)          In any jurisdiction where the employment of an Acquired Business Employee can transfer automatically to Buyer and its Affiliates upon the occurrence of the Closing by operation of law, Buyer and Parent agree to take, or cause their respective Affiliates to take, all action required under applicable law and all other actions as are necessary or appropriate such that the employment of such Acquired Business Employee will transfer to Buyer or its Affiliates automatically as of the Transfer Time.  Prior to the Closing Date, in the case of any automatic transfer: (i) following the Merger, Parent and its Affiliates shall, and, prior to the consummation of the Merger, to the extent Parent has the right under the Merger Agreement to compel Seller and its Affiliates to take such actions, Parent shall cause Seller and its Affiliates to, complete and comply with applicable law with respect to any information or consultation processes reasonably determined by the Parties to apply in the relevant jurisdiction, following review and discussion, and (ii) Parent agrees that it shall, and shall cause its Affiliates to, cooperate with Buyer and provide as promptly as practicable any information reasonably requested by Buyer in a timely manner for this purpose and that Parent shall cause Seller and its Affiliates to release the Acquired Business Employees from any non-competition restrictions it, or they, benefit from which would otherwise prevent the Acquired Business Employees from taking up employment with Buyer or its Affiliates.

(e)          Parent and Buyer intend that the Transactions should not constitute a separation, termination or severance of employment of any Acquired Business Employee prior to or upon the occurrence of the Transfer Time, including for purposes of any Company Benefit Plan that provides for separation, termination or severance benefits, and that any Transferred Employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time, and Parent and Buyer shall, and shall cause their respective Affiliates to, comply with any requirement under applicable law to ensure the same.  From and after the Closing, Parent and its Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Buyer and its Affiliates from and against, any claims for Severance Obligations made by or on behalf of:

(i)          any Acquired Business Employee who does not become a Transferred Employee (as defined below), including by reason of such Acquired Business Employee’s refusal to accept an offer of employment from (or to commence employment with), or objection to the automatic transfer of employment to, Buyer or its Affiliates;

(ii)          any current or former employee of Seller or one of its Affiliates who is not an Acquired Business Employee;

(iii)          any Transferred Employee to the extent such Severance Obligations result from the termination of such employee’s employment with the Seller or its Affiliates or transfer of employment to Buyer or its Affiliates, in each case, in connection with the Transactions, except, in the case of the Change of Control Contracts or the Change of Control Plan, to the extent that the Buyer and its Affiliates fail to obtain an effective waiver from such Transferred Employee as required by clause (i) of Section 6.3(p);

(iv)          any Acquired Business Employee or other current or former employee of Seller of one of its Affiliates to the extent such Severance Obligations arise under an Anadarko Petroleum Corporation Key Employee Change of Control Contract for Vice Presidents or an Anadarko Algeria Company LLC Key Employee Change of Control Contract for Vice Presidents (collectively, the “Change of Control Contracts”) or the Amended and Restated Anadarko Petroleum Corporation Change of Control Severance Plan (the “Change of Control Plan”);

provided, however, that:

(1)          if Buyer or its Affiliate, as applicable, fails to offer or provide employment to any Acquired Business Employee or Transferred Employee on terms and conditions consistent with the requirements of this Section 6.3, then Buyer and its Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Parent and its Affiliates from an against, any claims for Severance Obligations made by such Acquired Business Employee or Transferred Employee, as applicable; and

(2)          if, within twelve (12) months following the Closing Date, Buyer or its Affiliate, as applicable, hires any Acquired Business Employee (other than any Transferred Employee) who received or is to receive payment of Severance Obligations from Parent or its Affiliates (including pursuant to a Change of Control Contract or the Change of Control Plan), then Buyer shall reimburse Parent for any amount of Severance Obligations paid to such Acquired Business Employee, if any, in accordance with the reimbursement procedures set forth in Section 6.3(o).

(f)          From and after the Closing, Parent and its Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Buyer and its Affiliates from and against, the following:

(i)          all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses (including all Severance Obligations) arising out of, relating to or resulting from (x) any current or former employee or other service provider of Seller or one of its Affiliates who is not a Transferred Employee (including any Acquired Business Employee who does not become a Transferred Employee, but excluding any current or former employee or other service provider of a Transferred Company to the extent such liability, obligation, commitment, claim or loss (1) arises out of, relates to or results from service to any of the Acquired Businesses and (2) is not otherwise expressly assigned to or assumed or retained by Parent or Seller or any of their respective Affiliates under this Section 6.3) and (y) any dependent, beneficiary and alternate payee of any such employee or service provider, in each case, whether incurred prior to, on or after the Transfer Time (other than those liabilities described under clauses (ii) through (vi) of Section 6.3(g));

(ii)          (x) any Retention Payment due and payable to a Transferred Employee at any time and (y) any payment pursuant to a retention agreement between Parent, Seller, or its Affiliates on the one hand, and an employee of Parent, Seller or one of its Affiliates who does not become a Transferred Employee, on the other hand; provided, that if such employee is an Acquired Business Employee and Buyer or its Affiliate, as applicable, (1) fails to offer or provide employment on terms and conditions consistent with the requirements of this Section 6.3 or (2) within twelve (12) months following the Closing Date, hires such employee, then Buyer and its Affiliates shall bear all the liabilities, obligations and costs relating to, such payment (a “Buyer Retention Payment”), and Buyer shall reimburse Parent for any portion of such payment already paid to such employee, in accordance with the reimbursement procedures set forth in Section 6.3(o);

(iii)          any liabilities or obligations under (x) any Company Benefit Plan that is not an Assumed Benefit Plan or (y) any other Benefit Plan sponsored or maintained by Parent, Seller or their respective Affiliates that is not an Assumed Benefit Plan (it being understood that Assumed Benefit Plans shall not include (A) any Change of Control Contract and (B) the Change of Control Plan);

(iv)          any claims relating to any equity or equity-based compensation awards with respect to the securities of Parent, Seller or their respective Affiliates (other than the Transferred Companies), granted at any time to any employee or service provider of the Parent, Seller or their respective Affiliates, including the Transferred Employees;

(v)          any claim, liability or obligation arising from consultation or notice rights of employees, unions, works councils and other employee representative bodies in connection with the Transactions; and

(vi)          any other liabilities or obligation expressly assigned to or assumed or retained by Parent or Seller or any of their respective Affiliates under this Section 6.3 or any employment, labor, compensation, pension, employee welfare and employee benefits related liabilities or obligations that are retained by Parent or Seller or any of their respective Affiliates under applicable Law.

(g)          From and after the Closing, Buyer shall or shall cause one of its Affiliates to assume or retain, as applicable, shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Parent and its Affiliates from and against, the following:

(i)          all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses (including all Severance Obligations) arising out of, relating to or resulting from (x) each Transferred Employee, (y) each other current or former employee or service provider of a Transferred Company to the extent such liability, obligation, commitment, claim or loss arises out of, relates to or results from service to any of the Acquired Businesses, except as expressly assigned to or assumed or retained by Parent or Seller or any of their respective Affiliates under this Section 6.3, and (z) any dependent, beneficiary and alternate payee of an employee or service provider described in clause (x) or (y), in each case whether incurred prior to, on or after the Transfer Time (other than those liabilities described under clauses (ii) through (vi) of Section 6.3(f) or assumed by Parent or its Affiliates under Section 6.3(e));

(ii)          any Buyer Retention Payment;

(iii)          all liabilities and obligations under all Assumed Benefit Plans (including (A) the Anadarko Algeria Company Pension Scheme and (B) the Anadarko Algeria Company Employer-Financed Retirement Benefits Scheme), whether incurred prior to, on or after the Transfer Time, except as expressly assigned to or assumed or retained by Parent or Seller or any of their respective Affiliates under this Section 6.3 (including the allocation of Severance Obligations described in Section 6.3(e));

(iv)          all liabilities and obligations with respect to tax equalization or hypothetical tax payments with respect to each Transferred Employee with expatriate tax status, in each case whether incurred prior to, on or after the Closing;

(v)          all liabilities and obligations with respect to annual bonuses payable to Transferred Employees, including the annual bonuses payable in respect of the 2019 performance period (the “2019 Bonuses”); provided, that Parent shall, or shall cause its Affiliate to, reimburse Buyer (in accordance with the reimbursement procedures set forth in Section 6.3(o)) an amount in cash equal to 50% of the excess of (A) the aggregate amount of 2019 Bonuses paid to Transferred Employees at the payout percentages set forth on Section 6.3(m) of the Company Disclosure Schedules over (B) the aggregate amount of 2019 Bonuses that would have been payable to Transferred Employees assuming 100% of target performance; and

(vi)          any other liabilities or obligation expressly assigned to or assumed or retained by Buyer or any of its Affiliates under this Section 6.3 or any employment, labor, compensation, pension, employee welfare and employee benefits related liabilities or obligations that transfer to Buyer or any of its Affiliates under applicable Law, except as expressly assigned to or assumed or retained by Parent or Seller or any of their respective Affiliates under this Section 6.3 (clauses (i) through (vi) of this Section 6.3(g), collectively, the “Transferred HR Liabilities”).

(h)          Following the Merger Parent and its Affiliates shall, and, prior to the consummation of the Merger, to the extent Parent has the right under the Merger Agreement to compel Seller and its Affiliates to take such actions, Parent shall cause Seller and its Affiliates to, (i) pay the Acquired Business Employees their usual remuneration and (ii) provide the Acquired Business Employees with their normal benefits, up to the date on which such Acquired Business Employees transfer to Buyer or its Affiliates.

(i)          To the extent permitted by applicable law and, prior to the consummation of the Merger, to the extent Parent has the right under the Merger Agreement to compel Seller to provide such information, as soon as practicable after the date of this Agreement, but at least ten (10) days prior to the Closing, Parent shall provide Buyer with a list containing an identification number, date of hire, position, location, and base salary, wage rate and bonus opportunity, as applicable, of each individual identified by Parent as expected to be an Acquired Business

Employee, and Parent shall update such information periodically prior to the Closing Date to reflect new hires, leaves of absence and employment terminations and any other material changes thereto and provide copies of such updated lists and information to Buyer.

(j)          For a period of one (1) year following the Closing, Buyer shall continue to provide to each Acquired Business Employee who, as of the Closing Date (or, if applicable, such later date that such employee commences employment with Buyer or one of its Affiliates), becomes an employee of Buyer or one of its Affiliates whether by operation of law, pursuant to the direct or indirect transfer of the Transferred Interests to Buyer or its Affiliates or by acceptance of Buyer’s or one of its Affiliate’s offers of employment pursuant to Section 6.3 (each, a “Transferred Employee”), for so long as such Transferred Employee remains employed by Buyer or one of its Affiliates during such one (1) year period, with: (i) base compensation that is no less favorable than was provided to the Transferred Employee immediately before the Closing, (ii) short- and long-term incentive compensation opportunities that are no less favorable in the aggregate (based on the grant date value) than were granted to the Transferred Employee in the one-year period preceding the Closing and (iii) all other broad-based compensation and employee benefit programs (excluding severance, retention, sale, stay or change-in-control payments or awards or equity or equity-based awards or any similar compensation or benefit) that are substantially the same as those provided to similarly situated employees of Buyer or its Affiliates. Notwithstanding the foregoing, the terms and conditions of employment for any Transferred Employees who are covered by a Collective Bargaining Agreement shall be governed by such contract or agreement and the foregoing provisions of this Section 6.3(j) or the provisions of Section 6.3(k) or Section 6.3(l) shall be inapplicable thereto.

(k)          Buyer shall, or shall cause the Companies and Transferred Subsidiaries to, give Transferred Employees full credit for purposes of eligibility, vesting and benefit accrual (other than benefit accruals under any qualified or non-qualified defined benefit pension (including any cash balance pension) or eligibility or benefit accruals under any post-employment or retiree health or welfare plan) under any employee benefit plans or arrangements maintained by Buyer or any subsidiary of Buyer for such Transferred Employees’ service with the Companies or any Transferred Subsidiary (including any predecessor or acquired entity or any other entity for which the Companies and Transferred Subsidiaries have given credit for prior service) to the same extent recognized by the Companies and Transferred Subsidiaries (or other Affiliate of Seller who employed such Transferred Employee) immediately prior to the Closing, except to the extent that such credit would result in a duplication of benefits or compensation for the same period of service.

(l)          Buyer shall, or shall cause the Companies and Transferred Subsidiaries to use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare plan maintained for the Transferred Employees immediately prior to the Closing, and (ii) for the year in which the Closing occurs, provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing.

(m)          Parent, Seller and Buyer agree to the additional items set forth on Section 6.3(m) of the Company Disclosure Schedules.

(n)          As soon as practicable after the date of this Agreement, to the extent Seller has made such information available to Parent, Parent shall reasonably cooperate with Buyer to provide to Buyer such information reasonably requested by Buyer to enable Buyer to calculate the impact of Section 280G and 4999 of the Code with respect to any “parachute payments” (within the meaning of Section 280G of the Code) that have been or are expected to be paid to a Transferred Employee.

(o)          From time to time after the Closing, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the “Requesting Party”) and the presentation by the Requesting Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or liabilities satisfied or assumed by the Requesting Party or its Affiliates that are, pursuant to this Section 6.3, the responsibility of the other Party or any of its Affiliates.  Any such reimbursement shall (i) be equal to the cost actually incurred by the Requesting Party, including the employer-portion of any associated employment Taxes payable by the Requesting Party in connection therewith, and (ii) be paid to the Requesting Party within thirty (30) days following the Requesting Party’s request.

(p)          Notwithstanding anything in this Agreement to the contrary, (i) Buyer or its Affiliates shall obtain from each Transferred Employee, as a condition of accepting or continuing employment with Buyer or its Affiliates (including the Transferred Companies) upon or following the Closing, an effective waiver of all rights and entitlements under the Change of Control Contracts and the Change of Control Plan and (ii) from and after the Closing, Buyer and its Affiliates shall bear all liabilities, obligations and costs relating to claims for Severance Obligations made by or on behalf of any Transferred Employee, including with respect to any claims for Severance Obligations arising under, or breach of contract of, the Change of Control Contracts and the Change of Control Plan that have not been waived as required by clause (i) hereof but excluding any Severance Obligations for which Parent is responsible under Section 6.3(e)(iii), and shall indemnify and hold harmless Buyer and its Affiliates from and against any such liabilities, obligations and costs.

(q)          Nothing contained in this Section 6.3, express or implied, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Buyer or the Companies or any of the Transferred Subsidiaries or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, except as permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Buyer or the Companies or any of the Transferred Subsidiaries, or any of their respective Affiliates or (iv) limit the right of Buyer or the Companies or the Transferred Subsidiaries or their respective Affiliates) to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

ARTICLE VII

COVENANTS OF BUYER AND PARENT

The Parties agree that:

Section 7.1          Reasonable Best Efforts.

(a)          Subject to Sections 7.1(b) and 7.1(c), Parent and Buyer shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly  (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including by submitting and/or filing the initial letters and notices to be filed with any relevant government body, agency, authority or official promptly, and in any event within five (5) Business Days, following the closing of the Merger, and (ii) obtain as soon as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.  Prior to Closing (or, if applicable, the last to occur of the Deferred Transfer Dates), and subject to applicable laws relating to the exchange of information, Parent and Buyer shall keep each other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required approvals or consents of any governmental agency, body, authority or entity in connection with the Transactions.  Parent and Buyer shall have the right to review in advance, and each will consult the other to provide any necessary information with respect to all filings made with, or written materials submitted to, any third party and/or any governmental agency, body, authority or entity in connection with the transactions contemplated by this Agreement. Parent and Buyer shall each promptly inform each other party, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from any governmental agency, body, authority or entity regarding the Transactions, and provide each other party with the opportunity to participate in any meeting with any governmental agency, body, authority or entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. If any party receives a request for additional information or documentary material from any governmental agency, body, authority or entity with respect to the Transactions, then such party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request.  Subject to applicable laws or any request made by any applicable governmental agency, body, authority or entity (including the staff thereof), Parent and Buyer shall each furnish to each other copies of all correspondence, filings and written communications between it and any such governmental agency, body, authority or entity with respect to this Agreement and the Transactions, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such governmental agency, body, authority or entity; provided that any materials provided pursuant to this Section 7.1(a) may be redacted (i) to remove references concerning the valuation of the Acquired Businesses, (ii) as necessary to comply with contractual obligations, (iii) as necessary to address reasonable privilege concerns, and (iv) as necessary to comply with requirements related to the sharing of competitively sensitive information.

(b)          Without limiting Section 7.1(a), Parent and Buyer shall, subject to Section 7.1(c), as applicable:

(i)          each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1(b)), or any Deferred Transfer, on or before the Deferred Transfer End Date, including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

(ii)          each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental agency, body, authority or entity with respect to the Transactions so as to enable the Closing and any Deferred Transfer to occur as soon as reasonably possible (and in any event no later than the End Date or the Deferred Transfer End Date, as applicable), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Acquired Businesses, the Companies or the Transferred Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date or the applicable Deferred Transfer Date would limit Buyer or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Buyer, the Acquired Businesses, the Companies or the Transferred Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing or a Deferred Transfer.  Buyer and, if requested by Buyer, Parent shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Buyer or its Subsidiaries’ ability to retain, any of the businesses, product lines or assets of Buyer, the Acquired Businesses, the Companies or the Transferred Subsidiaries; provided that any such action is conditioned upon the consummation of the Transactions.  Parent agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Buyer, Parent or any of their respective Subsidiaries to consummate the transactions contemplated by this Agreement, neither Parent, Seller, the Companies nor any of the Transferred Subsidiaries shall, without Buyer’s prior written consent, sell, divest, or dispose of any assets, license of any Company Intellectual Property, commit to any sale, divestiture or disposal of businesses, product lines or assets of the Acquired Businesses or any license of Company Intellectual Property or take any other action or commit to take any action that would limit the Companies’, the Transferred Subsidiaries’, or the Buyer or any of its Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or Company Intellectual Property; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

(c)          Subject to Section 7.1(d), notwithstanding anything else contained herein, neither the provisions of this Section 7.1 nor any other provision of this Agreement shall be construed to require Buyer or its Subsidiaries to undertake (or to request or authorize Parent, Seller, the Companies, or any Transferred Subsidiary to undertake) any efforts or to take any action if such efforts or action would, or would reasonably be expected to, result in a Substantial Detriment.  “Substantial Detriment” shall mean changes or effects which would, individually or in the aggregate, result in, or be reasonably likely to result in, a material adverse effect on the Acquired Business in respect of which such approval, consent, registration, permit, authorization or other confirmation is required; provided that (i) any requirement to divest any division, Subsidiary, interest, business, product line, asset or property relating to the operations conducted by Buyer and its Subsidiaries prior to the Closing or (ii) any requirement to hold separate or limit the operation of any division, Subsidiary, interest, business, product line, asset or property relating to the operations conducted by Buyer and its Subsidiaries prior to the Closing that, in the case of clause (ii), would be material to the Buyer and its Subsidiaries, shall, in the case of clauses (i) and (ii), be deemed to result in a Substantial Detriment with respect to the Acquired Business in respect of which such action is required to be taken.

(d)          Without limiting Section 7.1(a), if any governmental agency, body, authority or entity or other third party requests, or will only grant any approval, consent, registration, permit, authorization or other confirmation necessary, proper or advisable to consummate the transactions contemplated by this Agreement on condition of the provision of, the substitution or replacement of a parent company guarantee or other primary or secondary liability guarantee, or the provision of any such guarantee to the extent reasonably required by applicable law or Contract, in respect of the Acquired Business, the Buyer shall as promptly as practicable agree to substitute, replace or provide, as applicable, as of Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer Date) such guarantee or shall procure that an Affiliate of the Buyer acceptable to the relevant governmental agency, body, authority or entity or other third party shall as promptly as practicable substitute, replace or provide, as applicable, such guarantee effective as of the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer Date).

Section 7.2          Certain Filings.  Parent and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, authority or official is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.3          Access to Information.  From the date of this Agreement until the Closing (or, if applicable, the last to occur of the Deferred Transfers), to the extent permitted by applicable law and prior to the consummation of the Merger, to the extent Parent has the right under the Merger Agreement to compel Seller to provide such access, Parent will, during normal business hours and upon reasonable request, (a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of the Companies and the Transferred Subsidiaries, (b) furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel and financial advisors to cooperate with the other party in its investigation of the Acquired Businesses; provided that such investigation shall not disrupt Parent’s, Seller’s, the Companies’ or the Transferred Subsidiaries’ operations; and provided, further, that no such investigation shall affect any representation or warranty given by either party hereunder. Notwithstanding the foregoing, neither Parent nor Seller shall be required to provide any information which it reasonably believes it may not provide to the other by reason of any applicable law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with any third Person. Each party shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Buyer pursuant to this Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated as of May 13, 2019, as amended on May 14, 2019, as further amended on May 24, 2019 and as further amended on June 3, 2019, between Buyer and Seller, as amended from time to time (the “Confidentiality Agreement”). Without limiting the foregoing, from the date of the Agreement to the Closing (or the applicable Deferred Transfer), Parent shall, subject to the terms and limitations of this Section 7.3, cooperate in good faith to provide Buyer as promptly as practicable with the information described in Section 7.3 of the Company Disclosure Schedules.

Section 7.4          Public Announcements.  Parent and Buyer will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (a) any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the Party making the release or statement has used its reasonable best efforts to consult with the other party, and (b) a Party may, without such consultation, issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 7.4 or any communication plan or strategy previously agreed to by Parent and Buyer.  For the avoidance of doubt, nothing in this Section 7.4 shall prevent Parent or Buyer from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the transactions contemplated hereby.

Section 7.5          Further Assurances.  At and after the Closing, Parent and Buyer agree to execute and deliver any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things reasonably necessary to vest, perfect or confirm of record or otherwise in the Companies and, the Transferred Subsidiaries any and all right, title and interest in, to and under any of the rights, properties or assets of the Acquired Businesses acquired or to be acquired by Buyer as a result of, or in connection with, the Transactions (including (i) transferring back to Seller or its designated Affiliate (and having Seller or its designated Affiliate assume) each Excluded Asset and Liability which was directly or indirectly transferred to Buyer at the Closing or upon a Deferred Transfer and (ii) transferring to Buyer (and having Buyer assume) any Included Asset and Liability, which was not transferred to or assumed by Buyer at the Closing or upon a Deferred Transfer, in each case, for no consideration).

Section 7.6          Notices of Certain Events.

(a)          Each of Parent and Buyer shall promptly notify the other party of:

(i)          any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)          any notice or other written communication from any governmental agency, body, authority or entity in connection with the transactions contemplated by this Agreement; and

(iii)          any actions, suits, claims, investigations or proceedings (A) commenced or (B) to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; provided, however, that no such notification (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

Section 7.7          Exclusivity.  During the period from the date of this Agreement through the earlier to occur of the Closing Date (or, if later, the last to occur of the Deferred Transfer Dates) and the termination of this Agreement pursuant to Article IX (or, if applicable, the date on which Section 2.7 is terminated pursuant to Section 2.7(g)) , Parent shall not, and shall cause its Affiliates and their respective equityholders, managers, officers, employees, representatives and agents not to, and to the extent Parent has a consent right over such actions, shall not permit Sellers and its Affiliates to, directly or indirectly, alone or with others, (i) solicit, initiate or knowingly encourage the submission of any proposal or offer from any Person (other than Buyer and its Affiliates and representatives) relating to any acquisition of any of the Transferred Interests or the Acquired Businesses (including any acquisition structured as a merger, consolidation or share exchange) or any joint venture or other extraordinary business venture or transaction involving the Companies, the Transferred Subsidiaries, Seller’s and its Affiliates’ interests in the JVs or the Acquired Businesses (each of the foregoing, an “Alternative Transaction”) or (ii) enter into, maintain or continue discussions or negotiations regarding, or furnish or disclose to any Person (other than Buyer and its Affiliates and representatives) any information in connection with any Alternative Transaction, and Parent and its Affiliates shall not, and shall not permit Seller and its Affiliates to, accept any offer from or enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Buyer or any of its Affiliates with respect to any Alternative Transaction.  Parent and its Affiliates shall (and shall cause its equityholders, managers, officers, employees, representatives and agents to) terminate any and all negotiations with any Person (other than Buyer and its Affiliates and representatives) regarding an Alternative Transaction and will notify Buyer in the event that a third party makes a bona fide offer with respect to any of the foregoing matters after the date of this Agreement.  Parent represents and warrants neither Parent nor any of its Affiliates has entered into any agreement with any third party that would reasonably be expected to result in Buyer or any of its Affiliates having any liability to such third party as a result of entering into this Agreement or performing the transactions contemplated hereby.

Section 7.8          Confidentiality.  From and after the Closing Date (or, with respect to any Deferred Entity, the applicable Deferred Transfer Date), Parent shall not, and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of any of the Buyer, the Companies, the Transferred Subsidiaries, and their respective Affiliates, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Buyer, the Companies, the Transferred Subsidiaries and their respective Affiliates, any Confidential Information.  Parent shall not have any obligation to keep confidential (or cause its directors, officers, employees and Affiliates to keep confidential) any Confidential Information (as defined below) if and to the extent disclosure thereof is required by applicable law; provided, however, that in the event disclosure is required by applicable law, Parent shall, to the extent reasonably practicable, provide Buyer, the Companies and the Transferred Subsidiaries with prompt notice of such requirement prior to making any disclosure so that Buyer, the Companies and the Transferred Subsidiaries may seek an appropriate protective order.  “Confidential Information” means, following the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer Date), any information with respect to the Acquired Businesses and Buyer, the Companies and the Transferred Subsidiaries and their respective Affiliates, including, without limitation, methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, markets or other specialized information or proprietary matters; provided, however, that there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a breach of this Agreement.

Section 7.9          Preservation of Books and Records.

(a)          Parent and Buyer shall use commercially reasonable efforts to preserve and keep copies of all books and records in respect of the Acquired Businesses existing as of the Closing Date in the possession of it or its respective Affiliates for the longer of (i) any applicable statute of limitations to the extent such records are relevant to a Tax Return and (ii) a period of six (6) years from the Closing Date (or, with respect to any Deferred Entity, the applicable Deferred Transfer Date).

(b)          During such six (6)-year or any applicable longer period, Buyer and Parent and their Affiliates shall, upon reasonable notice, shall provide each other with reasonable access during normal business hours to examine and inspect such books and records for any reasonable business purpose.  The restrictions on access and disclosure set forth in Section 7.3 shall apply, mutatis mutandis, to this Section 7.9.

Section 7.10          Shared Contracts.  With respect to the Shared Contracts, the Parties agree that Seller and its Affiliates, and Buyer and its Affiliates, respectively, shall be entitled to continue to derive benefits, and required to assume any obligations and economic burdens related to such benefits, following the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer).  From the date hereof until the date that is twenty-four (24) months after the Closing Date (or, with respect to any Deferred Entity, the applicable Deferred Transfer Date), the Parties hereto shall use their commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to a Shared Contract to enter into or to grant, any such new agreements or consents as are reasonably necessary to permit Seller and its Affiliates or Buyer and its Affiliates, as applicable, to derive such benefits, and assume such obligations and economic burdens, on an independent basis following the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer).  If, on the Closing Date (or, with respect to any Deferred Entity, the applicable Deferred Transfer Date), any such third party agreement or consent has not been obtained, Parent and Buyer shall cooperate in an arrangement that is acceptable to each Party acting reasonably, under which Seller and their respective Affiliates or Buyer and its Affiliates, as applicable, would, in compliance with law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of such Shared Contracts, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of the other party or any its Affiliates (as applicable) that is an intended beneficiary thereof pursuant to this Section 7.10.

Section 7.11          Release of Guarantees.  The Parties shall use reasonable best efforts to terminate, or to cause Buyer or an Affiliate of Buyer to be substituted in all respects for Parent, Seller or any of their Affiliates in respect of, all obligations of any of Parent, Seller or their Affiliates in respect of any liability or obligation of the Acquired Businesses or the Transferred Companies for which Parent, Seller or their Affiliates may be liable as guarantor, original tenant, primary obligor or otherwise, including letters of credit or other credit support, as of the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer), including the obligations listed on Section 7.11 of the Company Disclosure Letter (each, a “Guarantee Obligation”).  From and after the Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer), Buyer shall indemnify and hold harmless each of the Seller Indemnitees from and against, and pay to the applicable Seller Indemnitee the amount of, any and all losses arising out of, based upon, attributable to or resulting from any Guarantee Obligation.

Section 7.12          Preferential Purchase Rights; Consents.   As promptly as practicable, and in any event within five (5) Business Days, following the consummation of the Merger, Parent shall prepare and send or cause to be sent notices to the holders of any applicable preferential rights to purchase, rights of first negotiation, consent rights or similar rights set forth on Section 7.12 of the Company Disclosure Schedules in the applicable form(s) attached thereto. Prior to Closing, the Parties shall reasonably cooperate to cause such waivers of preferential rights to purchase, consent rights or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing (or, with respect to any Deferred Entity, the applicable Deferred Transfer).

Section 7.13          Additional Businesses.  Prior to Closing, to the extent that Seller has any assets, liabilities, businesses or operations in any African country other than the Acquired Businesses, the Parties will discuss in good faith, and subject to their respective mutual agreement, whether to include such assets, liabilities, businesses or operations in the Transactions.

Section 7.14          Transition Services Agreement.  Prior to the Closing, Parent and Buyer shall negotiate in good faith and, at the Closing, Buyer or its designated Affiliate and Seller or its designated Affiliate shall enter into, a customary Transition Services Agreement (the “Transition Services Agreement”) with respect to such transition services that the Parties mutually agree shall be provided by Seller and its Affiliates to Buyer and its Affiliates with respect to the Acquired Businesses, consistent with the term sheet set forth as Exhibit E.

ARTICLE VIII

CONDITIONS TO THE TRANSACTIONS

Section 8.1          Conditions to the Obligations of Each Party.  Subject to Section 2.7, the obligations of Parent, on the one hand, and Buyer, on the other hand, to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions:

(a)          no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Transactions;

(b)          all consents, clearances, approvals or notices to be obtained from or made to any government authority as set forth on Section 8.1(b) of the Company Disclosure Schedules shall have been filed, occurred, granted or obtained, as applicable, without the imposition of a Substantial Detriment in respect of any Acquired Business; and

(c)          consummation of the Merger shall have occurred.

Section 8.2          Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following further conditions:

(a)          (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) (A) the representations and warranties of Parent set forth in Section 3.8(b) of this Agreement shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date; (B) the representations and warranties of Parent set forth in the penultimate sentence of Section 3.4 and Section 3.5 shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; (C) the representations and warranties of Parent set forth in this Agreement other than those described in the preceding clauses (A)-(B) that are qualified by “Acquired Business Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that if all such “Acquired Business Material Adverse Effect” qualifications are disregarded and any resulting individual failure of any such representation or warranty to be true and correct at and as of the Closing Date, when aggregated with up to four other (x) individual such failures or (y) individual failures of any representation or warranty of Parent set forth in this Agreement that is not qualified by “Acquired Business Material Adverse Effect”, to be true and correct at and as of the Closing Date, would reasonably be expected to have an Acquired Business Material Adverse Effect, then the condition set forth in this Section 8.2(a) shall be deemed unsatisfied; and (D) the representations and warranties of Parent set forth in this Agreement other than those described in the preceding clauses (A)-(C) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have an Acquired Business Material Adverse Effect; provided, however, that, with respect to clauses (A)-(D) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (A)-(D), as applicable) only as of such date or period.

(b)          Buyer shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in Section 8.2(a)(i) and Section 8.2(a)(ii) have been satisfied.

Section 8.3          Additional Conditions to the Obligations of Parent.  The obligations of Parent to consummate the Transactions is subject to the satisfaction (or, to the extent permitted by law, waiver) of the following further conditions:

(a)          (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, representations and warranties that are made as of a particular date or period shall be true and correct in all material respects only as of such date or period.

(b)          Parent shall have received a certificate of Buyer, executed on its behalf by an authorized officer of Buyer, dated the Closing Date, certifying that the conditions set forth in Section 8.3(a)(i) and Section 8.3(a)(ii) have been satisfied.

Section 8.4          Frustration of Closing Conditions.  None of the Parties may rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1          Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of Parent and Buyer;

(b)          by either Parent or Buyer, if, subject to Section 2.7, no portion of the Transactions have been consummated by December 1, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has principally caused or resulted in the failure of the Closing to occur on or before the End Date;

(c)          by either Parent or Buyer, if, subject to Section 2.7, there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent, Buyer or their Affiliates from consummating the Transaction is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under Section 7.1 hereof has principally caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted;

(d)          by either Parent or Buyer, if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by Parent) or Section 8.3(a) (in the case of a breach by Buyer), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Party alleged to be in breach; or

(e)          by Parent or Buyer if the Merger Agreement is terminated.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.1, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.2 and in Section 11.4 hereof and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any material and intentional breach by that party of this Agreement.

ARTICLE X

TAX MATTERS

Section 10.1          Transfer Taxes.

(a)          Notwithstanding anything to the contrary in this Agreement:

(i)          “Transfer Taxes” means all income, transfer, documentary, sales, use, stamp, registration, value added, capital gains, and other such Taxes.

(ii)          “Shared Transfer Taxes” means all Transfer Taxes incurred by (1) Parent, Seller, any of the Transferred Companies or any other Subsidiaries of Parent or Seller in connection with the Merger, solely to the extent arising with respect to the direct or indirect acquisition or transfer of the Acquired Businesses, and/or (2) Buyer, Parent, Seller, any of the Transferred Companies or any other Subsidiaries of Parent or Seller in connection with the transfer of the Transferred Interests on the Closing Date or Deferred Transfer Date, as applicable, determined without regard to any offsets, credits or other Tax attributes including any offsets, credits, deferred Tax assets or other Tax attributes of the Transferred Companies that may be available to reduce any such Transfer Taxes; provided, however, that, if the aggregate amount of such Transfer Taxes imposed by a single taxing authority exceeds the amount of Transfer Taxes that would have been imposed by such taxing authority as a result of the acquisition by Buyer of the Acquired Businesses from Seller absent the Merger but otherwise on the terms and conditions set forth in this Agreement (such excess, an “Excluded Transfer Tax”), Shared Transfer Taxes shall not include the portion of such Transfer Tax that is an Excluded Transfer Tax and Parent shall be solely responsible for such Excluded Transfer Tax.  Notwithstanding the prior sentence,

Shared Transfer Taxes shall not include any Taxes imposed by the United States (or any political subdivision thereof).

(iii)          Parent and Buyer shall bear any Shared Transfer Taxes as provided in Section 10.1(a)(iii) of the Company Disclosure Schedules. Provided the Closing has occurred, Parent shall indemnify Buyer and its Affiliates for any Excluded Transfer Taxes and Shared Transfer Taxes required to be borne by Parent (including as result of a Tax Proceeding), and Buyer shall indemnify Parent and its Affiliates for Shared Transfer Taxes required to be borne by Buyer (including as a result of a Tax Proceeding), in each case, pursuant to this Section 10.1(a).

(b)          Whichever of Parent or Buyer (or their Affiliate) is responsible under applicable law or custom for filing a Tax Return with respect to Shared Transfer Taxes, such Party shall prepare and file or cause to be prepared and filed such Tax Return and shall pay, when due, any Shared Transfer Taxes shown as due on such Tax Return (the “Filing Party”), subject to reimbursement from the other Party pursuant to Section 10.1(a)(iii); provided, that such Tax Return shall be prepared consistent with any agreement entered into with the applicable taxing authority pursuant to Section 10.1(e).  The Filing Party shall deliver each such Tax Return (or, in the case of a Tax Return that reflects Taxes other than Shared Transfer Taxes, the portion of such Tax Return that reflects Shared Transfer Taxes) to the other Party no later than twenty (20) days prior to the due date of such Tax Return and shall reflect any reasonable comments provided by the other Party no later than five (5) days prior to the due date of such Tax Return. If the other Party provides comments on any such Tax Return, then the Filing Party shall deliver the final Tax Return to the other Party no later than the Business Day prior to the due date thereof.

(c)          The Parties shall, and shall cause their Affiliates, to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to reasonably cooperate with each other in good faith to obtain any reduction in, relief from or exemption from any Transfer Taxes.

(d)          For purposes of Section 10.1(a), Shared Transfer Taxes will be converted into dollars at the conversion rate applicable at the time of payment of such Taxes to a taxing authority determined in accordance with Section 11.14.

(e)          Transfer Tax Proceedings.

(i)          Parent shall control any Tax Proceeding that relates to Shared Transfer Taxes or Excluded Transfer Taxes (including any discussion, communication or other interaction with, or any determination whether to seek a ruling or agreement from, an applicable governmental body, agency, authority or entity in connection with seeking any reduction in, relief from or exemption from Shared Transfer Taxes or Excluded Transfer Taxes).

(ii)          Parent shall (A) keep Buyer fully informed as to the material aspects of the status of any Tax Proceeding that relates to Shared Transfer Taxes (a “Shared Transfer Tax Proceeding”), (B) promptly send Buyer copies of all written correspondence, filings or other communications between Parent or any of its Affiliates or representatives, on the one hand, and any governmental body, agency, authority or entity, on the other hand, with respect to Shared Transfer Taxes (provided, that the provision of such documents does not need to be made in compliance with Section 11.1), (C) permit Buyer to review in advance, and shall consider in good faith the comments of Buyer in connection with, any material communication proposed to be made by Parent or Seller (or their advisors) to a governmental authority in connection with Shared Transfer Taxes, (D) prior to engaging in any negotiations or consultations with any taxing authority in respect of Shared Transfer Taxes, consult with Buyer and its Tax advisors in connection therewith, and consult with Buyer and its Tax advisors about whether to seek a ruling or agreement from the applicable governmental body, agency, authority or entity and (E) not settle any dispute with respect to Shared Transfer Taxes without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, that it shall be unreasonable for Buyer to withhold its consent if Parent is in compliance with its obligations in clauses (A) through (D) of this Section 10.1(e)(ii), regardless of the final amount of Shared Transfer Taxes.

(iii)          Buyer shall, and shall cause its Affiliates to, (1) promptly notify Parent upon receipt by Buyer or any of its Affiliates of any written communication from a governmental body, agency, authority or entity relating to any Shared Transfer Taxes or Excluded Transfer Taxes (provided, that such notice does not need to be made in compliance with Section 11.1) and (2) reasonably cooperate with Parent in any Tax Proceeding relating to Shared Transfer Taxes or Excluded Transfer Taxes.

Section 10.2          Restructuring Taxes.  Parent shall defend, indemnify and hold the Buyer Indemnitees harmless from and against, and pay to the applicable Buyer Indemnitees the amount of, any and all Taxes arising from or attributable to any actions or transactions outside the ordinary course of business involving, directly or indirectly, the Transferred Companies following the date hereof and prior to the Closing (or the closing of a Deferred Transfer, as applicable) that are implemented pursuant to any of Section 5.4 or the last sentence of Section 5.7; provided, that Parent shall have no indemnification obligations under this Section 10.2 to the extent of any Tax taken into account in the definition of Leakage.

Section 10.3          Tax Returns.  Subject to Section 10.1(b), following the Merger and prior to the Closing Date (or any Deferred Transfer Date, as applicable), Parent shall be responsible for all Tax reporting, including the filing of all Tax Returns of the Transferred Companies (or any Deferred Entity, as applicable).  Not later than thirty (30) days prior to the due date for filing any such Tax Return relating to income Taxes (or as soon as reasonably practicable with respect to any other material Tax Return), Parent shall provide Buyer a draft of such Tax Return (together with all workpapers related thereto) for Buyer’s review and comment.  Parent shall reflect on any such Tax Return any reasonable comments provided by Buyer no later than (x) ten (10) days prior to the due date for filing such Tax Return (in the case of income Tax Returns) or (y) five (5) days prior to the due date for filing such Tax Return (in the case of other material Tax Returns).

Section 10.4          Tax Proceedings.

(a)          Subject to Section 10.1(e), following the Merger and prior to the Closing Date (or Deferred Transfer Date, as applicable), Parent shall promptly notify Buyer in writing upon receipt by Parent or any of its Affiliates (including a Deferred Entity) of any written communication from a taxing authority concerning any pending or threatened Tax Proceeding with respect to Taxes of a Transferred Company (or a Deferred Entity, as applicable) and Buyer shall have the right to control any such Tax Proceeding; provided, however, that prior to the Closing

Date (or Deferred Transfer Date, as applicable), (i) Parent shall have the right to participate (at its sole cost and expense) in any such Tax Proceeding, Buyer shall keep Parent reasonably informed of the status of any such Tax Proceeding and Buyer shall not settle any such Tax Proceeding without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed and (ii) Parent and Buyer shall jointly control any such Tax Proceeding, the conduct, settlement or subject of which would be reasonably likely to affect Shared Transfer Taxes or Excluded Transfer Taxes.  In connection with Buyer’s control of any such Tax Proceeding, Parent shall reasonably cooperate with Buyer in preparing for and defending any such Tax Proceeding, and in connection therewith, shall provide or cause the applicable Transferred Company (or Deferred Entity, as applicable) to provide Buyer with any necessary powers of attorney in a timely manner upon the request of Buyer.

(b)          Following the Closing Date (or Deferred Transfer Date, as applicable), Buyer shall promptly notify Parent if Buyer becomes aware that the conduct, settlement or subject of any pending or threatened Tax Proceeding not described in Section 10.1(e) would be reasonably likely to affect Shared Transfer Taxes or Excluded Transfer Taxes, and Parent and Buyer shall jointly control any such Tax Proceeding.  In connection with such joint control, Buyer shall reasonably cooperate with Parent in preparing for and defending any such Tax Proceeding, and in connection therewith, shall provide or cause the applicable Transferred Company (or Deferred Entity, as applicable) to provide Parent with any necessary powers of attorney in a timely manner upon the request of Parent.

Section 10.5          Assistance and Cooperation.  Following the Closing, each of the Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to:

(a)          assist any other party in preparing any Tax Returns for periods prior to the Closing which such other party is responsible for preparing and filing;

(b)          make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Transferred Companies for periods prior to the Closing; and

(c)          furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request for periods prior to the Closing.

Section 10.6          Receipt of Payments.  Parent and Buyer agree that Parent shall be treated as receiving all payments of consideration under this Agreement that it receives as agent acting on behalf of the applicable Seller Parties for all applicable Tax purposes.

Section 10.7          Tax Disputes.  Parent and Buyer agree to cooperate and negotiate in good faith to resolve any dispute with respect to this Article X or Section 2.6 (a “Tax Dispute”).  If the parties hereto are unable to resolve any such Tax Dispute through good faith negotiations within thirty (30) days (or such longer period as Parent and Buyer shall mutually agree in writing) of the occurrence of such Tax Dispute, Parent and Buyer shall submit such Tax Dispute to a nationally recognized accounting firm or other expert in the subject matter of such Tax Dispute mutually acceptable to Buyer and Parent (the “Tax Referee”).  Parent and Buyer shall submit to the Tax

Referee all information, documentation or other relevant materials that are necessary to make a determination under this Section 10.7 (including, with respect to any Tax Dispute concerning the calculation of Shared Transfer Taxes, such Party’s proposed calculation of Shared Transfer Taxes). The Tax Referee shall promptly, and in any event within thirty (30) days of the receipt of any Tax Dispute (or sooner as the context may require), make a determination with respect to such Tax Dispute; provided, that, in connection with any Tax Dispute concerning the calculation of Shared Transfer Taxes, the Tax Referee shall select either the proposed calculation submitted by Parent or the proposed calculation submitted by Buyer. The decisions of the Tax Referee shall be final, conclusive and binding. The fees and expenses of the Tax Referee shall be borne equally by Buyer and Parent.

ARTICLE XI

MISCELLANEOUS

Section 11.1          Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, email or similar writing) and shall be given,

if to Parent, to:

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, TX 77046
Attention:	General Counsel, Marcia E. Backus
Email:	Marcia_E._Backus@oxy.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention:	Faiza J. Saeed
George F. Schoen
Allison M. Wein
Facsimile:	(212) 474-3700
Email:	fsaeed@cravath.com
gschoen@cravath.com
awein@cravath.com

if to the Buyer, to:

Total S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Attention:	Aurélien Hamelle, General Counsel

Lee Young, Vice-President Corporate Transactions
Email:	aurelien.hamelle@total.com
lee.young@total.com

with a copy to:

Weil, Gotshal & Manges (Paris) LLP
2, Rue de la Baume
Paris, France 75008
Attention:	Yannick Piette
E-mail:	yannick.piette@weil.com

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Michael J. Aiello
Jaclyn Cohen
E-mail:	michael.aiello@weil.com
jackie.cohen@weil.com

or such other address, email or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  Each such notice, request or other communication shall be effective (a) if given by facsimile or email, when such facsimile or email is transmitted to the facsimile number or email specified in this Section 11.1 and, in the case of a facsimile, the appropriate facsimile confirmation is received and, in the case of an email, (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 11.1 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 11.1 or (b) if given by any other means including pre-paid recorded delivery, special delivery or registered post to the United Stated office of the addressee specified in this Section 11.1, when delivered at the address specified in this Section 11.1.

Section 11.2          Non-Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or any termination of this Agreement.

Section 11.3          Amendments; No Waivers.

(a)          Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.4          Expenses.  Except as otherwise agreed to in writing by the Parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such cost or expense.

Section 11.5          Agent for Service of Process.  Without prejudice to any other permitted mode of service, Buyer irrevocably agrees that service of any claim form, notice or other document for the purpose of this Agreement shall be duly served upon it if delivered personally or sent by pre-paid recorded delivery, special delivery or registered post to the United States office of Weil, Gotshal & Manges LLP set forth in Section 11.1, and Buyer agrees that failure by such appointed Person to notify Buyer of any such service shall not invalidate the proceedings concerned.

Section 11.6          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Any Party may, without the consent of the other parties hereto, transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve such Party of its obligations hereunder.

Section 11.7          Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

Section 11.8          Enforcement; Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy, and accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled at law or in equity.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may only be brought in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting of the State of Delaware in New Castle County) and any appellate court from any of such courts (in any case, the “Delaware Court”), and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of the Delaware Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the Delaware Courts.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party when deemed given pursuant to Section 11.1; provided that nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.

Section 11.9          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10          Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 11.11          Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof (including the Memorandum of Understanding, dated as of May 3, 2019, between Parent and Buyer, which shall be deemed terminated upon the execution of this Agreement).  Except for the provisions of Section 6.2 (which from and after the Closing are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

Section 11.12          Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.13          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14          Interpretation.  Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated.  Whenever the words

“include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “the date hereof”, “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement.  Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”  References to “days” shall mean “calendar days” unless expressly stated otherwise.  When used in this Agreement, “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or Paris, France or the Secretary of State of the State of Delaware is authorized or required by law to be closed or (iii) any day on which the SEC’s Electronic Data Gathering and Retrieval system is not open to accept filings.  References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. References to “$” or “dollars” in this Agreement refer to U.S. Dollars.  Except as otherwise provided for in this Agreement, the exchange rate for conversion of the currency into U.S. Dollars for purposes of this Agreement shall be calculated on (i) if applicable, the day payment is due or (ii) otherwise, the relevant date of determination, or, in either case, the preceding Business Day if such date is not a Business Day, according to the dollar exchange rate for such currency published in the Wall Street Journal or such other exchange rate to which the parties agree. Except with respect to any disclosure in the Company Disclosure Schedules or any contract referred to herein means such contract, instrument or law as from time to time amended, modified or supplemented.  References to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder.  References to a person are also to its permitted successors and assigns.  The words “provided to”, “delivered” or “made available” and words of similar import refer to documents which were delivered in person or electronically to the other party or its representatives prior to the execution of this Agreement or, prior to the calendar day immediately preceding the date hereof, posted to the data site maintained by the disclosing party (including, where Parent is the disclosing party, Seller and its Subsidiaries) or its representatives in connection with the transactions contemplated hereby (provided that, in the case of delivery via such data site, the other party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing party or its Subsidiaries (including, where Parent is the disclosing party, Seller and its Subsidiaries) with the SEC and publicly available on the SEC’s Electronic Data Gathering and Retrieval system as an exhibit after December 31, 2016 and prior to the date that was the calendar day prior to the execution of this Agreement.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Vicki Hollub
	Name:	Vicki Hollub
	Title:	President and CEO

TOTAL S.A.

By:	/s/ Patrick Pouyanné
	Name:	Patrick Pouyanné
	Title:	Chairman and CEO

Exhibit A

Definitions

“2018 Financial Statements” means the combined balance sheet of the Transferred Companies (reflecting the exclusion of the Excluded Assets and Liabilities (the transfer of such Excluded Assets and Liabilities out of the Transferred Companies, the “Exclusion”) and the inclusion of the Included Assets and Liabilities (the transfer of such Included Assets and Liabilities into Transferred Companies, the “Inclusion”) as if the Exclusion and the Inclusion had occurred as of December 31, 2018) as of December 31, 2018 and the related statement of income for the twelve (12) month period ended on December 31, 2018, in each case prepared in accordance with GAAP.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Algeria Business” means the assets, liabilities, business and operations of Seller and its Subsidiaries in Algeria.

“Acquired Business Employees” means (a) each employee of a Transferred Company as of the Closing Date, (b) each employee of the Seller or one of its Affiliates as of the Closing Date (other than a Transferred Company) whose employment as of the Closing Date primarily relates to the Acquired Businesses and (c) each employee of the Seller or one of its Affiliates who the Parties mutually determine in good faith following the date hereof and prior to the Closing shall be an “Acquired Business Employee”, including in all cases, each such employee who as of the Closing Date is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation, and excluding any individual the Parties mutually determine in good faith following the date hereof and prior to the Closing shall not be an “Acquired Business Employee.” Notwithstanding the foregoing, Buyer may, at its election, exclude any employee described in clause (a) or clause (b) of the immediately preceding sentence whose current primary work location is in London, United Kingdom, Houston, Texas or Italy from being designated an “Acquired Business Employee.” References to the “Closing” and the “Closing Date” in this definition shall be deemed to be references to the applicable “Deferred Transfer” and the “Deferred Transfer Date”, respectively, as applicable, with respect to any Acquired Business Employee who is employed primarily in a Deferred Business.

“Assumed Benefit Plans” means each Benefit Plan (as defined in Section 3.12(a) without regard to any materiality qualifier) (or portion thereof) that is, or was at any time, maintained or sponsored by any of the Transferred Companies, excluding (A) any Change of Control Contract and (B) the Change of Control Plan.

“Cash” means the following assets held by the Transferred Companies, as of the Economic Effective Time and as if the Exclusion and the Inclusion had occurred as of December 31, 2018,

as determined in accordance with GAAP and reflected in the 2018 Financial Statements: (i) cash and cash equivalents including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, but less Restricted Cash, (ii) any net intercompany receivable owing from Seller and its Affiliates (other than the Transferred Companies) and (iii) all accrued interest related to the items listed above.

“Closing Date Financial Statements” means the combined balance sheet of the Transferred Companies holding the Relevant Businesses (reflecting the Exclusion and the Inclusion as if the Exclusion and the Inclusion had occurred as of December 31, 2018) as of the Closing Date (or, with respect to any Deferred Business, the relevant Deferred Transfer Date) and the related statement of income for the period between the Economic Effective Time and the Closing Date (or, with respect to any Deferred Business, the relevant Deferred Transfer Date), in each case prepared in accordance with GAAP.

“Collective Bargaining Agreement” means each collective bargaining, works council agreement, or other material labor union contract or labor agreement covering any Acquired Business Employee.

“Company Balance Sheet” means the consolidated balance sheet of Seller, as of December 31, 2018, set forth in Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

“Contribution” means any of the following items incurred or made in connection with the Acquired Businesses (including the Transferred Companies and the Included Assets and Liabilities but excluding the Excluded Assets and Liabilities as if the Exclusion and the Inclusion had occurred as of December 31, 2018) between the Economic Effective Time and Closing and as reflected in the Closing Date Financial Statements, other than any Excluded Contribution: (i) any investment, purchase of equity or other capital contribution (in each case, whether in cash or in kind or via netting of an intercompany payable) made by Parent, Seller or any of their respective Affiliates (other than a Transferred Company) in a Transferred Company; (ii) any transfer or disposal to a Transferred Company by, or receipt by a Transferred Company from, Parent, Seller or any of their respective Affiliates (other than a Transferred Company) of any asset, right, service, benefit or payment for less than fair market value (but only to the extent fair market value exceeds the amount paid by such Transferred Company in respect thereof); (iii) any acquisition from a Transferred Company by Parent, Seller or any of their respective Affiliates (other than a Transferred Company) of any asset for a consideration exceeding the fair market value of such asset (but only to the extent such consideration exceeds such fair market value); (iv) any assumption or incurring of any Indebtedness, liability or obligation (or the provision of any security, granting of any indemnity or guarantee in relation to any Indebtedness or liability) by Parent, Seller or any of their respective Affiliates (other than a Transferred Company) for the benefit of a Transferred Company to the extent Parent, Seller or any of their Affiliates (other than a Transferred Company) is actually required to make any payment in respect thereof; and (v) any waiver, forgiveness or discounting of all or any part of any Indebtedness owing by a Transferred Company to Parent, Seller or any of their respective Affiliates (other than a Transferred Company); and (vi) any Tax paid, incurred or suffered by Parent Seller and any of their Affiliates (other than a Transferred Company) in respect of, by reference to or in consequence of any payments or matters referred to in clauses (i) to (v) above.

“Deferred Entity” means: (i) with respect to the Algeria Business, Anadarko Algeria Company, LLC, Anadarko Algeria Block 403 c/e Company, Anadarko Algeria 406B Company and Anadarko Algeria Oil & Gas Company, (ii) with respect to the Ghana Business, Anadarko WCTP Company, (iii) with respect to the Mozambique Business, Anadarko Italy Company S.r.L., Anadarko Singapore Pte. Ltd., Anadarko Moçambique Area 1, Limitada, Moz LNG1 Holding Company Ltd, Mozambique LNG1 Company Pte. Ltd., Moz LNG1 Financing Company Ltd, Rovuma Basin LNG Land, Limitada, Mozambique LNG Marine Terminal Company, S.A. and Mozambique MOF Company, S.A. and (iv) with respect to the South Africa Business, Anadarko M2 Holdings Limited and Anadarko South Africa (Pty) Ltd.

“Economic Effective Time” means 12:01am, local time at the respective location of the assets of the Acquired Businesses, on January 1, 2019.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Contribution” means (a) any Contribution that would result from the transfer of Excluded Assets and Liabilities or Included Assets and Liabilities pursuant to Section 1.3 and (b) any Contribution to the Transferred Companies that (i) Parent agrees constitutes an Excluded Contribution or (ii) is set forth on Section A(1) of the Company Disclosure Schedules; provided that the phrase “other than any Excluded Contribution” shall be deleted from the definition of “Contribution” for the purposes of this definition.

“GAAP” means accounting principles generally accepted in the United States of America.

“Ghana Business” means the assets, liabilities, business and operations of Seller and its Subsidiaries in Ghana.

“Indebtedness” means, without duplication and including the current portion thereof, the following liabilities of the Transferred Companies, as of the Economic Effective Time and as if the Exclusion and the Inclusion had occurred as of December 31, 2018, as determined in accordance with GAAP and reflected in the 2018 Financial Statements: (i) all obligations in respect of (A) indebtedness for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which such Transferred Companies is responsible or liable (for purposes of clarity, excluding any performance or surety bonds or letters of credit which have not been drawn or presented and which are issued in the ordinary course of business); (ii) all obligations issued or assumed as the deferred purchase price of property, conditional sale obligations and all obligations under any title retention agreement; (iii) all obligations under interest rate or currency hedges or similar arrangements (valued at the termination value thereof); (iv) all obligations of the type referred to in clauses (i) through (iii) for the payment of which such Transferred Companies is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (v) any net intercompany payable owing to Seller and its Affiliates (other than the Transferred Companies); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Transferred Company (whether or not such obligation is assumed by such Transferred Company); and (vii) all accrued and unpaid interest related to the items listed above.  For the avoidance of doubt, Indebtedness does not include any obligations in respect of any capital or operating lease.

“knowledge” of Parent has the meaning set forth in Section A(2) of the Company Disclosure Schedules.

“Leakage” means any of the following items incurred in connection with the Acquired Businesses (including the Transferred Companies and the Included Assets and Liabilities but excluding the Excluded Assets and Liabilities as if the Exclusion and the Inclusion had occurred as of December 31, 2018) between the Economic Effective Time and Closing and as reflected on the Closing Date Financial Statements, other than any Permitted Leakage: (i) any distribution, dividend or return of capital including a redemption, repurchase or reduction of any share capital (in each case, whether in cash or in kind or via netting of an intercompany receivable) declared, paid or made by any Transferred Company to Parent, Seller or any of their respective Affiliates (other than a Transferred Company); (ii) any transfer or disposal to Parent, Seller or any of their respective Affiliates (other than a Transferred Company) by, or receipt by Parent, Seller or any of their respective Affiliates (other than a Transferred Company) from, any Transferred Company of any asset, right, service, benefit or payment for less than fair market value (but only to the extent fair market value exceeds the amount received by such Transferred Company in respect thereof); (iii) any acquisition from Parent, Seller or any of their respective Affiliates (other than a Transferred Company) by any Transferred Company of any asset for a consideration exceeding the fair market value of such asset (but only to the extent such consideration exceeds such fair market value); (iv) any assumption or incurring of any Indebtedness, liability or obligation (or the provision of any security granting of any indemnity or guarantee in relation to any Indebtedness or liability) by any Transferred Company for the benefit of Parent, Seller or any of their respective Affiliates (other than a Transferred Company) to the extent a Transferred Company is actually required to make a payment in respect thereof; (v) any waiver, forgiveness or discounting of all or any part of any Indebtedness owing by Parent, Seller or any of their respective Affiliates (other than a Transferred Company); (vi) any payment or reimbursement by any Transferred Company of any Transaction Expense; and (vii) any Tax paid, incurred or suffered by any Transferred Company (or for which a Transferred Company is required to account) in respect of, by reference to or in consequence of any payments or matters referred to in paragraphs (i) to (vii) above.

“Mozambique Business” means the assets, liabilities, business and operations of Seller and its Subsidiaries in Mozambique.

“Permitted Leakage” means (a) any Leakage that would result from the transfer of Excluded Assets and Liabilities or Included Assets and Liabilities pursuant to Section 1.3 and (b) any Leakage to Seller or its Affiliates that (i) has been approved by Buyer in advance in writing, or (ii) is set forth on Section A(3) of the Company Disclosure Schedules; provided that the phrase “other than any Permitted Leakage” shall be deleted from the definition of “Leakage” for purposes of this definition.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, joint venture, unincorporated organization, governmental body, entity, agency or authority, association or organization or other legal entity.

“Relevant Businesses” means (i) with respect to the Closing, the Acquired Businesses other than any Deferred Businesses and (ii) with respect to any Deferred Transfer, the Deferred Business relevant to such Deferred Transfer.

“Restricted Cash” means, as of the Economic Effective Time, the amount of Cash of the Transferred Companies that would be deemed to be “restricted” in accordance with GAAP. For the avoidance of doubt, Restricted Cash includes Cash that is subject to legal or contractual restrictions by a third party and restricted as to withdrawal or use by a third party, regardless of whether the funds are segregated or commingled with unrestricted funds.

“Retention Payment” means any payment pursuant to a retention agreement between Parent, Seller, or their Affiliates on the one hand, and a Transferred Employee, on the other hand, entered into prior to the Closing in contemplation of the Merger or the Transactions (a copy of which has been provided to Buyer and identified as a retention agreement pursuant to this definition), including any payment payable under such retention agreement that is contemplated to substitute, or be in lieu of, a payment under a Change of Control Contract or the Change of Control Plan.  For the avoidance of doubt, Retention Payment does not include any 2019 Bonus (which is governed by Section 6.3(g)(v)) or any commitment for continued compensation or benefits under any retention agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller SEC Documents” means Seller’s (i) annual reports on Form 10-K for its fiscal years ended December 31, 2017 and 2018, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Seller held since December 31, 2017 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2017.

“Severance Obligations” means statutory severance, common law severance, contractual or other severance or separation payments or benefits, including (i) any statutory damages, common law damages, contractual damages, statutory reinstatement claims, common law reinstatement claims, contractual reinstatement claims, and any other payment, benefit, claim, cost, liability or obligation, in each case, arising out of or in connection with termination of employment or service, (ii) any compensation payable during a mandatory termination notice period, and (iii) any severance or termination payments or benefits pursuant to a judgment or determination of a court, agency, regulatory body, or other governmental authority or an arbitrator, in each case, having jurisdiction over the parties hereto.

 “Shared Contract” means all Contracts of the Transferred Companies or Seller or any of its Affiliates that relate in any material respect to both the Acquired Businesses and the other businesses of Seller and its Affiliates (other than the Transferred Companies).

“South Africa Business” means the assets, liabilities, business and operations of Seller and its Subsidiaries in South Africa.

“Transaction Expenses” means, without duplication, all costs, fees and expenses incurred or payable by or on behalf of Seller and their Affiliates’ in connection with, arising from or relating to the transactions contemplated by this Agreement, including: (a) the bankers’ fees, (b) fees payable to advisors for legal, tax, accounting or other services in connection with the Transactions and (c) all transaction bonuses, change in control payments and retention bonuses and payment in respect of equity awards paid or payable to any employee, officer, director or individual independent contractor of the Seller or any of their subsidiaries in connection with the transactions contemplated by this Agreement or the Merger Agreement (excluding any amount that becomes payable solely due to any action taken by Buyer or its Affiliates following the Closing), including the employer portion of any employment Taxes payable by Seller or their subsidiaries in connection with such payments; provided, however, that “Seller Transaction Expenses” shall exclude (x) any amounts incurred following the Closing by Buyer or its Affiliates and (y) any costs, fees and expenses to the extent that such amounts would have reasonably been likely to have been incurred, or reduced any amounts that would otherwise have been incurred, in the absence of the Transactions. For the avoidance of doubt, any Transfer Taxes described in Section 10.1 shall not be treated as Transaction Expenses.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code, as amended.